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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ITT EDUCATIONAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITT Educational Services, Inc.

2003 Annual Meeting Notice
Proxy Statement
and
2002 Annual Report to Shareholders

i

ITT EDUCATIONAL SERVICES, INC.
5975 Castle Creek Parkway, N. Dr.
P.O. Box 50466
Indianapolis, IN 46250-0466

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2003

        The 2003 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ITT/ESI") will be held at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, on Tuesday, May 6, 2003, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two Directors to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and have qualified.

  2.
  To act upon such other matters that may properly come before the meeting.

        All shareholders of record at the close of business on March 7, 2003 will be entitled to vote at the meeting.

        It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
Clark D. Elwood Senior Vice President, General Counsel and Secretary

ii

ITT Educational Services, Inc.
5975 Castle Creek Parkway, N. Drive
P.O. Box 50466
Indianapolis, IN 46250-0466

PROXY STATEMENT
Annual Meeting of Shareholders
May 6, 2003

        This Proxy Statement and accompanying proxy are being sent to shareholders on or about March 21, 2003 in connection with the solicitation by the Board of Directors of ITT Educational Services, Inc. ("ITT/ESI," "we" or "us") of proxies to be voted at the 2003 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, Tuesday, May 6, 2003, at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, for the purposes set forth in the accompanying Notice.

        The accompanying proxy represents all of the shares of ITT/ESI common stock, $0.01 par value per share (the "ITT/ESI Common Stock"), you are entitled to vote at the meeting. Each of the shares of ITT/ESI Common Stock outstanding at the close of business on March 7, 2003, the record date for the meeting, is entitled to one vote at the meeting. Shareholders holding a majority of such shares must be present at the meeting, whether in person or by proxy, in order to constitute a quorum for the transaction of business. As of February 15, 2003, 45,078,824 shares of ITT/ESI Common Stock were issued and outstanding.

        If you execute and return the enclosed form of proxy, you may revoke it at any time before it is exercised. You can revoke your proxy by giving us written notice of revocation, executing a subsequently dated proxy and delivering it to us, or attending the meeting and voting in person. Unless revoked, your proxy will be voted at the meeting in accordance with your instructions specified on the proxy. If your proxy does not contain any instructions, your proxy will be voted at the meeting for the election as Directors of the nominees listed under the caption "Election of Directors." The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected.

        Our Board of Directors is not aware of any matters, other than the election of two Directors, which are to be voted on at the meeting. If any other matters are properly raised at the meeting, however, the persons named in the enclosed form of proxy intend to vote the proxy in accordance with their judgment on such matters.

        Officers, Directors and other employees of ITT/ESI may solicit proxies by telephone, electronic mail, facsimile or mail, or by meetings with shareholders or their representatives. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. We will pay all expenses of solicitation of proxies. In addition, we have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies for a fee of approximately $6,000, plus reimbursement for its out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson Shareholder Communications, Inc. will perform a broker search, distribute proxy materials to beneficial owners and solicit voted proxies from banks, brokers, nominees and intermediaries.

ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight Directors divided into three classes. Two classes contain three Directors each and one class contains two Directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after the Director's election and thereafter until the Director's successor is elected and has qualified.

        At the meeting, two Directors are to be elected to hold office for a three-year term to expire at the 2006 Annual Meeting of Shareholders and until their successors are elected and have qualified. The persons named in the accompanying proxy intend to vote such proxy for the election to the Board of Directors of Rand V. Araskog and Daniel P. Weadock, the current Directors whose terms expire this year, unless you direct them to vote otherwise.

        Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying proxy intend to vote the proxy for the election of such other person as our Board may recommend. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

        A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, each Director's principal occupation has been the same for the past five years.

Nominees for Director

  Term Expiring at the 2006 Annual Meeting.

        Rand V. Araskog, age 71, served as chairman and chief executive officer of ITT Corporation, a Delaware corporation ("ITT Delaware"), from 1980 through November 1995. Mr. Araskog served as chairman and chief executive officer of ITT Corporation, a Nevada corporation ("ITT"), a hotel, gaming and entertainment company and a spin-off of ITT Delaware, from December 1995 until his retirement in February 1998. He also served as chairman of ITT Sheraton Corporation ("ITT Sheraton"), a hotel and gaming company and a subsidiary of ITT, and Caesar's World, Inc., a gaming company and a subsidiary of ITT, from December 1996 until his retirement in February 1998. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc. ("Old ITT") and Rayonier, Inc. Mr. Araskog has been a Director of ITT/ESI since April 1994.

        Daniel P. Weadock, age 63, has served as president of The International, a golf resort and conference center in Bolton, MA, since January 1999. He served as special assistant to the chairman of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood, Inc."), a hotel and resort company, from March 1998 through December 1998. Mr. Weadock served as president and chief executive officer of ITT Sheraton from January 1995 through February 1998. He served as senior vice president of ITT from December 1995 through February 1998. Mr. Weadock has been a Director of ITT/ESI since April 1999.

        The Board of Directors recommends a vote FOR each of the nominees listed above.

Directors Continuing in Office

  Term Expiring at the 2004 Annual Meeting.

        Rene R. Champagne, age 61, has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        James D. Fowler, Jr., age 58, served as senior vice president and director, human resources of Old ITT, an industrial, commercial machinery and equipment company, from November 2000 until his retirement in October 2002. Mr. Fowler served as president of Fowler & Associates, a consulting firm, from February 1996 through October 2000. He also served as president of the Executive Leadership Council and Foundation ("ELCF"), a non-profit, non-partisan charitable and educational organization, from February 2000 through October 2000 and executive director and administrator of the ELCF from October 1997 through January 2000. Mr. Fowler has been a Director of ITT/ESI since April 1994.

        Harris N. Miller, age 51, has served as president of the Information Technology Association of America, a trade association, since April 1995, and as president of the World Information Technology and Services Alliance, an association of trade associations, since April 1995. Mr. Miller has been a Director of ITT/ESI since July 1999.

  Term Expiring at the 2005 Annual Meeting.

        John E. Dean, age 52, is a founding partner of the law firm Dean Blakey, established June 2002. From July 1995 through May 2002, Mr. Dean was a partner at the Dean, Blakey & Moskowitz law firm. Since June 2002, Mr. Dean has also served as a principal of Washington Partners, LLC, a public affairs firm. Mr. Dean has been a Director of ITT/ESI since December 1994.

        Omer E. Waddles, age 43, has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Vin Weber, age 50, has been a partner at Clark & Weinstock Inc., a management and public policy consulting firm, since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. and OneLink Communications, Inc. Mr. Weber has been a Director of ITT/ESI since December 1994.

Meetings and Committees of the Board of Directors

        During 2002, there were five regular meetings and no special meetings of the Board of Directors. Each of the Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he served, except for Vin Weber who attended 43% of those meetings. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

  Audit Committee.

        Our Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is set forth in Appendix A. The functions of the Audit Committee are to assist the Board of Directors in its oversight of:

  •
  the integrity of our financial statements and other financial information provided by us to any governmental body or the public;

  •
  our compliance with legal and regulatory requirements;

  •
  our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and the Board of Directors establish;

  •
  our auditing, accounting and financial reporting processes generally;

  •
  the qualifications, independence and performance of our independent auditor; and

  •
  the performance of our internal audit function.

The Audit Committee also performs other functions as detailed in the Audit Committee's charter, including, without limitation, appointing, compensating, retaining and overseeing our independent auditor and pre-approving all services to be provided to us by our independent auditor.

        The Audit Committee held four meetings during 2002. The members of the Audit Committee are Rand V. Araskog, John E. Dean, Harris N. Miller and Daniel P. Weadock. Each of the members of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) and proposed Sections 303A(2) and (6) of the New York Stock Exchange ("NYSE") Listed Company Manual.

  Compensation Committee.

        The functions of the Compensation Committee are to discharge the Board of Directors' responsibilities relating to compensation of our Directors and officers. The Compensation Committee has overall responsibility for approving and evaluating our Director and officer compensation plans, policies and programs. The Compensation Committee also performs other functions as detailed in the Compensation Committee's charter. In addition, the Compensation Committee is responsible for producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

        The Compensation Committee held two meetings during 2002. The members of the Compensation Committee are James D. Fowler, Jr., Daniel P. Weadock and Vin Weber. Each of the members of the Compensation Committee is independent, as defined in proposed Section 303A(2) of the NYSE Listed Company Manual.

  Nominating and Corporate Governance Committee.

        The functions of the Nominating and Corporate Governance Committee are to:

  •
  assist the Board of Directors by identifying individuals qualified to become Directors, and recommend to the Board of Directors the Director nominees for the each annual meeting of shareholders;

  •
  develop and recommend to the Board the Corporate Governance Guidelines applicable to us;

  •
  lead the Board of Directors in its annual review of the Board of Directors' performance; and

  •
  recommend to the Board of Directors Board members for each standing Board committee.

        The Nominating and Corporate Governance Committee did not hold any meetings during 2002. The members of the Nominating and Corporate Governance Committee are James D. Fowler, Jr., Harris N. Miller and Vin Weber. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined in proposed Section 303A(2) of the NYSE Listed Company Manual. In considering persons to nominate for election as Directors, the Nominating and Corporate Governance Committee will entertain recommendations from shareholders that are submitted in writing to us in accordance with the procedures set forth in our By-Laws, a copy of which may be obtained from our Secretary.

  Non-Management Directors.

        The non-management Directors on our Board of Directors meet at regularly scheduled executive sessions without our management. Our Board of Directors has chosen Vin Weber to preside over the executive sessions of our non-management Directors in 2003. Interested parties may communicate directly with the presiding Director by e-mail at PresidingDirector@ittesi.com or by regular mail addressed to:

    ITT Educational Services, Inc.
    5975 Castle Creek Parkway, N. Dr.
    P.O. Box 50466
    Indianapolis, IN 46250-0466
    Attention: Presiding Director

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Committee Report

        The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for our financial statements and the reporting process, including the system of disclosure controls and procedures and internal controls. PricewaterhouseCoopers LLP ("PWC"), who is our independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The Committee has reviewed and discussed with our management and PWC the audited financial statements for our 2002 fiscal year.

        In 2002, the Committee discussed with PWC the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees). This discussion involved certain information relating to PWC's judgments about the quality, not just the acceptability, of our accounting principles and included such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

        The Committee also received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PWC its independence from us and our management. In addition, the Committee considered whether PWC's independence would be jeopardized by providing non-audit services to us.

        In reliance on the review and discussions referred to above, the Committee recommended to our Board of Directors, and the Board has approved, that the audited financial statements for our 2002 fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission ("SEC").

                      Audit Committee
                      Rand V. Araskog
                      John E. Dean
                      Harris N. Miller
                      Daniel P. Weadock

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the "1933 Act") or the Securities and Exchange Act of 1934, as amended (the "1934 Act") that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit Committee Report shall not be incorporated by reference in any such filings.

Audit Fees

        In aggregate, PWC's fees were $273,000 for the professional services rendered by PWC in auditing our annual consolidated financial statements for our 2002 fiscal year and reviewing our financial statements included in our 2002 quarterly reports on Form 10-Q which were filed with the SEC.

Financial Information Systems Design and Implementation Fees

        PWC did not render any information technology services to us in 2002 relating to: (a) the operation of our information systems or the management of our local area network; or (b) the design or implementation of a hardware or software system that aggregates data underlying the financial statements or otherwise generates information significant to our financial statements.

All Other Fees

        In aggregate, PWC billed us $390,835 in fees that are in addition to those specified above in "—Audit Fees" and "—Financial Information Systems Design and Implementation Fees" for services rendered by PWC in 2002. Those fees included, without limitation, $340,380 for compliance audits relating to our participation in federal and state student financial aid programs, actuarial services, preparation of federal and state tax returns and audits of employee benefit plans.

Reappointment

        The Audit Committee has reappointed PWC as our independent auditors for 2003. A PWC representative is not expected to attend the meeting. The Audit Committee reserves the right to replace the independent auditors at any time.

Pre-Approved Services

        In October 2002, the Audit Committee adopted policies and procedures pertaining to our engagement of our independent accountant to perform services for us. These policies and procedures require the Audit Committee to approve each such service and the related fees and terms before we engage our independent auditor to perform that service. These policies and procedures also provide for the Audit Committee's oversight of our independent auditor's independence and are detailed in the Committee's written charter.

        None of the fees reported above in "—Audit Fees," or "—All Other Fees" for services rendered by PWC in our 2002 fiscal year were pre-approved by the Audit Committee. The Audit Committee has pre-approved the following services to be provided to us by PWC in 2003:

  •
  audit our annual consolidated financial statements for our 2003 fiscal year;

  •
  review our financial statements included in our 2003 quarterly reports on Form 10-Q filed with the SEC;

  •
  conduct compliance audits in 2003 relating to the federal and state student financial aid programs in which we participate;

  •
  provide us with other accounting and auditing related services in 2003, such as supplying us with technical accounting guidance and conducting special audit projects;

  •
  assist us in the preparation and filing of our 2002 federal and state tax returns;

  •
  provide us with federal, state and international tax planning services in 2003; and

  •
  audit the 2002 financial statements for the ESI Pension Plan and ESI 401(k) Plan in 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than 10% of ITT/ESI Common Stock, to file reports of ownership with the SEC. These persons also are required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during 2002, all of our executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

EXECUTIVE OFFICERS

Name	Age	Position
Rene R. Champagne	61	Chairman and Chief Executive Officer
Omer E. Waddles	43	President and Chief Operating Officer
Clark D. Elwood	42	Senior Vice President, General Counsel and Secretary
Martin A. Grossman	56	Senior Vice President, Director of Marketing and Investor Relations
Thomas W. Lauer	56	Senior Vice President, Director of Operations
Kevin M. Modany	36	Senior Vice President and Chief Financial Officer

        Rene R. Champagne has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        Omer E. Waddles has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Clark D. Elwood has served as Senior Vice President of ITT/ESI since December 1996, Secretary of ITT/ESI since October 1992 and General Counsel of ITT/ESI since May 1991.

        Martin A. Grossman has served as Senior Vice President of ITT/ESI since July 2002 and Director of Marketing and Investor Relations of ITT/ESI since May 2002. He was self-employed as a consultant from October 2001 through April 2002. Mr. Grossman served as senior vice president of insurance products at Trilegiant Corp., a direct marketing company, from July 2001 through September 2001. He was self-employed as a consultant from August 2000 through June 2001. Mr. Grossman served as executive vice president for the U.S. Direct Marketing Group of Grolier Incorporated ("Grolier"), a publisher and direct marketing company, from August 1999 through July 2000. He also served as senior vice president of marketing for the U.S. Direct Marketing Group of Grolier from May 1997 through July 1999.

        Thomas W. Lauer has served as Senior Vice President, Director of Operations of ITT/ESI since January 1993.

        Kevin M. Modany has served as Chief Financial Officer of ITT/ESI since January 2003 and Senior Vice President of ITT/ESI since July 2002. From June 2002 through December 2002, he served as Director of Finance of ITT/ESI. Mr. Modany served as chief financial officer, chief operating officer and director of Cerebellum Software, Inc., a software development and professional services company, from October 2000 through May 2002. He also served as president and director of USA Clean, LLC, a distributor of products and chemicals for the textile care industry, from October 1998 through

September 2000. Mr. Modany served as executive vice president, chief financial officer, director of finance and controller of Consolidated Products Systems, Inc., a food distribution and retail services merchandising company, from February 1995 through September 1998.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers, based on salary and bonus earned during the 2002 fiscal year (the "Named Executive Officers").

Summary Compensation Table

Long-Term Compensation
Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options(2)	All Other Compensation(3)
	Year	Salary	Bonus(1)
Rene R. Champagne Chairman and Chief Executive Officer	2002 2001 2000	$413,000 388,000 366,800	$680,000 615,090 181,650	110,000 135,000 135,000	$14,175 21,642 14,864
Omer E. Waddles President and Chief Operating Officer	2002 2001 2000	260,000 225,200 210,800	360,000 280,071 77,936	50,000 60,000 100,000	9,776 8,171 5,021
Thomas W. Lauer Senior Vice President, Director of Operations	2002 2001 2000	210,467 199,433 189,133	248,000 220,008 61,800	30,000 40,000 40,000	10,170 9,912 8,476
Gene A. Baugh(4) Senior Vice President and Chief Financial Officer	2002 2001 2000	201,900 189,666 179,067	242,000 220,008 61,800	30,000 40,000 40,000	9,343 9,143 7,836
Clark D. Elwood Senior Vice President, General Counsel and Secretary	2002 2001 2000	173,600 163,600 153,900	189,000 170,054 46,659	30,000 40,000 40,000	5,317 5,726 5,289

(1)
Amounts shown represent bonus compensation accrued in the stated year and paid in the subsequent year. The annual bonuses for 2000 and 2001 were paid in components of cash and shares of ITT/ESI Common Stock, and the percentage of the share component depended on both the value of the recipient's holdings of ITT/ESI Common Stock prior to the payment of the bonus award and the recipient's preferred form of payment.

(2)
Stock options relate solely to shares of ITT/ESI Common Stock and reflect adjustments made to such options in connection with the June 2002 two-for-one stock split. None of the Named Executive Officers has received any SARs or restricted stock from ITT/ESI.

(3)
Except as otherwise specified, amounts shown represent: (a) employer contributions under the ESI 401(k) Plan, a defined contribution plan; and (b) employer contributions under the ESI Excess Savings Plan, a non-qualified retirement plan, and the interest accrued on those contributions. All contributions to the ESI 401(k) Plan are in the form of ITT/ESI Common Stock.

(4)
Mr. Baugh retired from ITT/ESI effective February 4, 2003.

Compensation of Directors

        We do not compensate any Director who is an employee of ours for service as a member of our Board of Directors or any standing committee of our Board of Directors. Compensation for non-employee Directors consists of:

  •
  an annual retainer of $18,000;

  •
  a $1,000 fee for each Board meeting attended in person;

  •
  a $500 fee for each Board meeting attended telephonically, unless the meeting is a telephonic meeting in which case the fee is $1,000;

  •
  a $500 fee for each standing committee meeting attended in person; and

  •
  a $250 fee for each standing committee meeting attended telephonically, unless the meeting is a telephonic meeting in which case the fee is $500.

Each non-employee Director also automatically receives a stock option to purchase 4,000 shares of ITT/ESI Common Stock on the tenth business day following the annual meeting of shareholders, provided that such non-employee Director served in that capacity both before and after the annual meeting. See "—Equity Compensation Plans—1999 Outside Directors Stock Option Plan." We reimburse Directors for reasonable, out-of-pocket travel expenses incurred on our behalf.

Equity Compensation Plans

        1994 Stock Plan.    On December 16, 1994, our shareholders approved the ITT Educational Services, Inc. 1994 Stock Option Plan (the "1994 Stock Plan"), which became effective on December 27, 1994 and provides for awards of nonqualified stock options to our key employees. An aggregate of 810,000 shares of ITT/ESI Common Stock are reserved for issuance for option awards under the 1994 Stock Plan, subject to adjustment in certain events and as adjusted for the: (a) three-for-two stock split declared on March 22, 1996 that became effective on April 15, 1996 (the "April 1996 Stock Split"); (b) three-for-two stock split declared on October 8, 1996 that became effective on November 4, 1996 (the "November 1996 Stock Split"); and (c) two-for-one stock split declared on May 10, 2002 that became effective on June 6, 2002 (the "2002 Stock Split"). The 1994 Stock Plan expires on December 29, 2004.

        The 1994 Stock Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with us. Awards of options are not transferable other than by will or pursuant to the laws of descent and distribution.

        The exercise price of a stock option awarded under the 1994 Stock Plan may not be less than 100% of the fair market value of the ITT/ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date. Subject to the discretion of the Compensation Committee, stock options granted under the 1994 Stock Plan will generally expire upon the termination of an employee's employment for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Compensation Committee has the authority to establish different terms and conditions relating to the exercise of an option subsequent to the termination of a participant's employment. The maximum term of a stock option awarded under the 1994 Stock Plan will be ten years and two days from the date of the award. The shares of ITT/ESI Common Stock issued upon the exercise of a stock option under the 1994 Stock Plan may be made available from treasury shares or authorized but unissued shares.

        No individual may receive options for more than 135,000 shares of ITT/ESI Common Stock under the 1994 Stock Plan in any given calendar year, as adjusted for the (a) April 1996 Stock Split, (b) November 1996 Stock Split, and (c) 2002 Stock Split. The option price may be paid (a) by check, (b) in ITT/ESI Common Stock, (c) through a simultaneous sale through a broker of ITT/ESI Common Stock acquired upon the exercise of the stock option or (d) by any combination of the foregoing.

        During 2002, the Compensation Committee did not grant any stock options under the 1994 Stock Plan.

        1997 Stock Plan.    On May 13, 1997, our shareholders approved the 1997 ITT Educational Services, Inc. Incentive Stock Plan (the "1997 Stock Plan"), which became effective on the same date and provides for the grant of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It also provides for the grant of nonqualified stock options, stock appreciation rights ("SARs"), performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, SARs and restricted stock (collectively, including incentive stock options, "Awards"). The 1997 Stock Plan will expire on May 15, 2007.

        Recipients of Awards under the 1997 Stock Plan must be, or have been at the time of grant, key employees (including any officer or director who is also an employee) whose responsibilities and decisions directly affect our performance or the performance of any of our subsidiaries or other affiliates. We presently have approximately 150 employees who fall within the category of key employees and may be considered for Awards under the 1997 Stock Plan.

        The 1997 Stock Plan contains a formula for establishing an annual limit on the number of shares which may be awarded (or with respect to which non-stock Awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the total issued and outstanding ITT/ESI Common Stock as of the year end immediately preceding the year of the Awards (the "Plan Year"). Under the Annual Limit formula, the maximum number of shares of ITT/ESI Common Stock for which Awards may be granted in each Plan Year is 1.5% of the total of the issued and outstanding shares of ITT/ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year is carried forward and made available for Awards in succeeding Plan Years. In addition, in no event will more than 8,100,000 shares of ITT/ESI Common Stock be cumulatively available for Awards of incentive stock options under the 1997 Stock Plan (subject to adjustments in certain events and as adjusted for the 2002 Stock Split), and provided further, no more than 20% of the total number of shares available on a cumulative basis will be available for restricted stock and performance share Awards. For any Plan Year, no individual employee may receive stock options for more than 135,000 shares, as adjusted for the 2002 Stock Split. Subject to the above limitations, shares of ITT/ESI Common Stock issued under the 1997 Stock Plan may be made available from the authorized but unissued ITT/ESI Common Stock, from treasury stock or from shares purchased on the open market.

        The Compensation Committee administers the 1997 Stock Plan and makes determinations with respect to the designation of those employees who shall receive Awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of ITT/ESI Common Stock on the date of grant), other option terms and conditions and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an Award as it deems advisable.

        Incentive stock options and related SARs under the 1997 Stock Plan must expire within ten years after grant; nonqualified stock options and related SARs will expire not more than ten years and two days after grant. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by an employee in any calendar year may not exceed $100,000. No SAR may be exercised until at least six months after it is granted. The exercise price for options and SARs must be at least equal to the fair market value of the ITT/ESI Common Stock on the date of grant. The exercise price for options must be paid to us at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of ITT/ESI Common Stock or a combination thereof. An option may be exercised only by the employee who received the option (or his or her estate or designated beneficiary), no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee if termination is caused by retirement, total disability or death, but in no event later than the expiration of the original term of the option). If an optionee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

        Performance shares under the 1997 Stock Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Compensation Committee. The maximum number of performance shares that may be granted to any employee in any given year is 100,000. The amounts paid will be based on actual performance over a period from two to five years, as determined by the Compensation Committee, using one or more of the following objective criteria, as it deems appropriate: our earnings per share, return on equity, cash flow or total shareholder return. Payments may be made in the form of shares of ITT/ESI Common Stock, cash or a combination of ITT/ESI Common Stock and cash. The ultimate payments are determined by the number of shares earned and the price of ITT/ESI Common Stock at the end of the performance period. In the event an employee terminates employment during such a performance period, the employee will forfeit any right to payment. In the case of retirement, total disability, death or cases of special circumstances, however, the employee may, in the discretion of the Compensation Committee, be entitled to an Award prorated for the portion of the performance period during which he or she was employed by us.

        Restricted shares of ITT/ESI Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the employee and reacquired by us. The Compensation Committee may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

        During 2002, the Compensation Committee granted nonqualified stock options under the 1997 Stock Plan to purchase an aggregate of 250,000 shares of ITT/ESI Common Stock to the Named Executive Officers at an exercise price of $17.25 per share. Nonqualified stock options were granted to other employees of ours in 2002 under the 1997 Stock Plan to purchase a total of:

  •
  581,000 shares of ITT/ESI Common Stock at an exercise price of $17.25 per share;

  •
  30,000 shares of ITT/ESI Common Stock at an exercise price of $24.92 per share;

  •
  30,000 shares of ITT/ESI Common Stock at an exercise price of $23.41 per share;

  •
  5,000 shares of ITT/ESI Common Stock at an exercise price of $18.59 per share;

  •
  4,000 shares of ITT/ESI Common Stock at an exercise price of $22.48 per share;

  •
  3,000 shares of ITT/ESI Common Stock at an exercise price of $17.59 per share;

  •
  2,000 shares of ITT/ESI Common Stock at an exercise price of $24.99 per share;

  •
  2,000 shares of ITT/ESI Common Stock at an exercise price of $22.48 per share;

  •
  2,000 shares of ITT/ESI Common Stock at an exercise price of $22.08 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $21.20 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $18.58 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $15.45 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $21.78 per share; and

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $22.63 per share.

The number of shares of ITT/ESI Common Stock subject to the stock options discussed above that were granted in 2002 on or before the record date of the 2002 Stock Split and the exercise prices of those stock options have been adjusted for the 2002 Stock Split. No other Awards were made in 2002 under the 1997 Stock Plan.

        Option Grants in Last Fiscal Year.    The following table sets forth information with respect to stock options granted by ITT/ESI under the 1997 Stock Plan to the Named Executive Officers during 2002. No stock options were granted under the 1994 Stock Plan during 2002.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price(2)	Expiration Date
					5%	10%
Rene R. Champagne	110,000	12.0%	$17.25	1/24/12	$1,193,280	$3,024,120
Omer E. Waddles	50,000	5.5%	$17.25	1/24/12	542,400	1,374,600
Thomas W. Lauer	30,000	3.3%	$17.25	1/24/12	325,440	824,760
Gene A. Baugh	30,000	3.3%	$17.25	1/24/12	325,440	824,760
Clark D. Elwood	30,000	3.3%	$17.25	1/24/12	325,440	824,760

(1)
Numbers shown represent nonqualified stock options to purchase ITT/ESI Common Stock, as adjusted for the 2002 Stock Split.

(2)
Nonqualified stock options granted at 100% of the fair market value of ITT/ESI Common Stock on the date of grant, as adjusted for the 2002 Stock Split. The options granted are exercisable in thirds on January 22 of each of the years 2003, 2004 and 2005.

(3)
The amounts shown are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted on January 22, 2002, the projected price per share of ITT/ESI Common Stock would be $28.098 at an assumed annual appreciation rate of 5% and $44.742 at an assumed annual appreciation rate of 10%.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.    The following table sets forth information with respect to the exercise of options to purchase ITT/ESI Common Stock by the Named Executive Officers during 2002 and with respect to the value of options held by the Named Executive Officers at the end of 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Shares Acquired on Exercise(1)
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Rene R. Champagne	0	$0	681,500	245,000	$9,709,282	$2,693,790
Omer E. Waddles	0	0	136,666	123,334	1,667,859	1,428,251
Thomas W. Lauer	60,000	705,893	79,999	70,001	891,878	781,842
Gene A. Baugh	127,500	1,382,016	107,499	70,001	1,987,595	781,842
Clark D. Elwood	0	0	212,499	70,001	2,815,340	781,842

(1)
Numbers shown have been adjusted for the 2002 Stock Split.

(2)
The closing price for ITT/ESI Common Stock on the New York Stock Exchange on December 31, 2002 was $23.55. Value is calculated on the basis of the difference between the option exercise price and $23.55, multiplied by the number of "In-the-Money" shares of ITT/ESI Common Stock underlying the option.

        1999 Outside Directors Stock Option Plan.    On July 28, 1999, we established the 1999 Outside Directors Stock Option Plan (the "1999 Directors Stock Plan"), which provides for awards of nonqualified stock options to non-employee Directors. An aggregate of 500,000 shares of ITT/ESI Common Stock are reserved for issuance for option awards under the 1999 Directors Stock Plan (subject to adjustment in certain events and as adjusted for the 2002 Stock Split). The 1999 Directors Stock Plan has not been approved by our shareholders.

        The 1999 Directors Stock Plan is administered by the Board. Under the plan, each non-employee Director automatically receives a stock option to purchase 4,000 shares of ITT/ESI Common Stock (as adjusted for the 2002 Stock Split) on the tenth business day following the annual meeting of shareholders, provided that such non-employee Director served in that capacity both before and after the annual meeting. In addition, the 1999 Directors Stock Plan permits the Board, at its discretion, to make special awards of stock options to non-employee Directors. No special awards of stock options were made to non-employee Directors in 2002. The automatic stock option grant and any special awards are subject to the limitations set forth in the 1999 Directors Stock Plan.

        The number of shares of ITT/ESI Common Stock reserved for issuance and the number of shares subject to options under the 1999 Directors Stock Plan are subject to adjustment in certain events.

        The exercise price of a stock option awarded under the 1999 Directors Stock Plan may not be less than 100% of the fair market value of the ITT/ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date (except for special awards of stock options by the Board as permitted under the plan). Stock options granted under the 1999 Directors Stock Plan will expire three months following the end of the non-employee Director's service on the Board for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Board has the authority to establish different terms and conditions relating to the exercise of an option after the end of a non-employee Director's service on the Board. Stock options awarded under the 1999 Directors Stock Plan are not transferable other than by will or pursuant to the laws of descent and distribution. The maximum term of a stock option awarded under the 1999 Directors Stock Plan is ten years from the date of the award. The shares of ITT/ESI Common Stock issued upon the exercise of a stock option under the 1999 Directors Stock Plan may be made available from treasury shares or authorized but unissued shares. The option price may be paid:

  •
  by check;

  •
  in ITT/ESI Common Stock;

  •
  through a simultaneous sale through a broker of ITT/ESI Common Stock acquired upon the exercise of the stock option; or

  •
  by any combination of the foregoing.

        During 2002, an automatic award of nonqualified stock options was made under the 1999 Directors Stock Plan to six non-employee Directors to purchase an aggregate of 24,000 shares of ITT/ESI Common Stock at an exercise price of $25.15, as adjusted for the 2002 Stock Split. Each of the six non-employee Directors received a stock option to purchase 4,000 shares of ITT/ESI Common Stock, and each of those options become exercisable one year after the date of the award.

        ESI Non-Employee Directors Deferred Compensation Plan.    On October 1, 1999, we established the ESI Non-Employee Directors Deferred Compensation Plan (the "Directors Deferred Compensation Plan") covering all of our non-employee Directors. The Directors Deferred Compensation Plan provides that each non-employee Director may elect to receive payment of the annual retainer in cash or in shares of ITT/ESI Common Stock, in increments of 25% each. A non-employee Director who elects payment in shares of ITT/ESI Common Stock will receive that number of shares equal to the number obtained by dividing the dollar amount of the portion of the annual retainer to be paid in shares of ITT/ESI Common Stock by the fair market value of one share of ITT/ESI Common Stock determined as of the payment date. The value of any fractional share resulting from this calculation will be paid to the Director in cash.

        The Directors Deferred Compensation Plan also provides that each non-employee Director may elect to defer payment of all or a portion of the annual retainer. The deferral of payment of cash or shares of ITT/ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ITT/ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ITT/ESI Common Stock based on its fair market value at the time of the conversion.

        No cash or shares of ITT/ESI Common Stock deferred by a non-employee Director under the Directors Deferred Compensation Plan will be paid to the non-employee Director until he or she is no longer a Director.

        ESI Executive Deferred Bonus Compensation Plan.    On March 15, 2000, we established the ESI Executive Deferred Bonus Compensation Plan (the "Deferred Bonus Plan"), an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The Deferred Bonus Plan provides that each eligible employee may elect to defer payment of all or a portion of his or her annual bonus compensation in the form of cash and/or shares of ITT/ESI Common Stock. The deferral of payment of cash or shares of ITT/ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ITT/ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ITT/ESI Common Stock, based on its fair market value at the time of the conversion.

        An eligible employee under the Deferred Bonus Plan may elect to receive payment of the deferred portion of his or her annual bonus compensation (a) upon termination of his or her employment with us or (b) in January of any calendar year that is no earlier than the second calendar year after the year in which the deferred bonus compensation was determined.

        Equity Compensation Plan Information.    The following table sets forth information, as of December 31, 2002, about shares of ITT/ESI Common Stock that may be issued under our equity compensation plans that (a) have been approved by our shareholders and (b) have not been approved by our shareholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	3,599,415	$11.900	2,855,241	(2)(3)(4)
Equity compensation plans not approved by security holders(5)	204,988	12.741	284,000	(6)

Total	3,804,403	$11.950	3,139,241

(1)
These equity compensation plans include the: (a) 1994 Stock Plan; and (b) 1997 Stock Plan. The material terms of each of these plans are described above in this Proxy Statement. See "—1994 Stock Plan" and "—1997 Stock Plan."

(2)
Under the Annual Limit formula of the 1997 Stock Plan, the maximum number of shares of ITT/ESI Common Stock for which Awards may be granted in each Plan Year is 1.5% of the total issued and outstanding shares of ITT/ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to that Plan Year. Any unused portion of the Annual Limit for any Plan Year is carried forward and made available for Awards in succeeding Plan Years. In addition, in no event will more than 8,100,000 shares of ITT/ESI Common Stock be cumulatively available for Awards of incentive stock options (subject to adjustments in certain events and as adjusted for the 2002 Stock Split), and provided further, that no more than 20% of the total number of shares available on a cumulative basis will be available for restricted stock and performance share Awards.

(3)
The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options awarded to employees under the 1997 Stock Plan that become exercisable for the first time by the employee in any calendar year may not exceed $100,000.

(4)
Securities remaining available for future issuance under the 1997 Stock Plan include stock options (both incentive and nonqualified), SARs, performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, SARs and restricted stock. The maximum number of performance shares under the 1997 Stock Plan that may be granted to any employee in any given year is 100,000.

(5)
These equity compensation plans include the: (a) 1999 Directors Stock Plan; (b) Director's Deferred Compensation Plan; and (c) Deferred Bonus Plan. The material terms of each of these plans are described above in this Proxy Statement. See "—1999 Outside Directors Stock Option Plan," "—ESI Non-Employee Directors Deferred Compensation Plan" and "—ESI Executive Deferred Bonus Compensation Plan."

(6)
This figure represents the number of securities remaining available for future issuance under the 1999 Directors Stock Plan. There is no limit on the number of shares of ITT/ESI common stock available for future issuance under either the Director's Deferred Compensation Plan or the Deferred Bonus Plan.

Employment Contract

        We have not entered into an employment contract with any of the Named Executive Officers.

Severance Pay Plans

        Senior Executive Severance Pay Plan.    On February 16, 1999, we established the Senior Executive Severance Pay Plan (the "Severance Plan"), which provides severance benefits for Rene R. Champagne, the sole participant in the Severance Plan. Under the Severance Plan, Mr. Champagne will be entitled to severance benefits, unless his employment is terminated by us:

  •
  for cause;

  •
  on or after his normal retirement date; or

  •
  as a result of:

  •
  acceptance of employment, or refusal of comparable employment, with a purchaser of us;

  •
  voluntary resignation;

  •
  voluntary retirement;

  •
  failure to return from an approved leave of absence (including a medical leave of absence);

  •
  death; or

  •
  disability.

        The severance benefits include: (a) severance pay in an amount equal to the lower of 24 months' base salary, base salary for the number of months remaining between the termination of employment and his normal retirement date, or two times his total annual compensation during the year immediately preceding his termination; and (b) continued participation in our employee benefit plans (except for any short-term or long-term disability plans, the business travel accident plan or any new employee benefit plan adopted by us after his termination) during the period he receives severance pay.

        The Severance Plan includes offset provisions for other compensation from us and requirements on the part of Mr. Champagne with respect to non-competition and compliance with our Code of Business Conduct and Ethics. While severance payments would ordinarily be made monthly over the scheduled term of such payments, we have the option to make such payments in the form of a single lump-sum payment discounted to present value.

        ESI Special Senior Executive Severance Pay Plan.    On October 16, 2001 we established the ESI Special Senior Executive Severance Pay Plan (the "Special Severance Plan"), which provides severance benefits for a select group of our executives (including all of the Named Executive Officers) whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event, as described below. The Special Severance Plan provides two levels of benefits for covered executives, based on the covered executive's position with us. If an executive is terminated within two years of an acceleration event, he or she would be entitled to:

  •
  two or three times his or her highest annual base salary during the three years immediately preceding termination and two or three times his or her highest bonus paid or awarded in the three years preceding an acceleration event;

  •
  continuation of health and life insurance benefits at the same levels for two or three years;

  •
  continued use of any automobile provided by us at the same level for two or three years;

  •
  continuation of any tax or financial advisory services at the same level for two or three years;

  •
  a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under our pension plans and the total lump sum value of his or her pension benefit under our pension plans after crediting an additional two or three years of age and eligibility and benefit service using his or her highest annual base salary and bonus for purposes of determining his or her compensation under our pension plans;

  •
  credit for an additional two or three years of age and two or three years of eligibility service under the retiree life insurance benefits;

  •
  a lump sum payment equal to two or three times his or her highest annual base salary during the three years preceding termination times the highest percentage rate of our contributions to the ESI 401(k) Plan and/or the ESI Excess Savings Plan;

  •
  outplacement services for one year;

  •
  tax preparation services for the calendar year(s) in which he or she is paid any severance benefits under the Special Severance Plan; and

  •
  tax gross-up of certain of the payments.

        The Special Severance Pay Plan includes offset provisions for other compensation from us (including, without limitation, any compensation paid to Mr. Champagne under the Severance Plan). The Special Severance Pay Plan provides that the severance pay will be paid in a non-discounted lump sum amount within five business days or 30 calendar days following the covered executive's termination, depending on the severance pay benefit.

        An acceleration event under the Special Severance Pay Plan will occur if:

  •
  a report on Schedule 13D is filed with the Securities and Exchange Commission disclosing that any person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, is the beneficial owner of 20% or more of the outstanding ITT/ESI Common Stock;

  •
  a person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, purchases shares of ITT/ESI Common Stock in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of the outstanding ITT/ESI Common Stock;

  •
  our shareholders approve:

  •
  any consolidation or merger of us in which we are not the continuing or surviving corporation or the ITT/ESI Common Stock is converted into cash, securities or other property, unless the transaction was a merger in which our shareholders immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in us immediately prior to the merger; or

  •
  any sale, lease, exchange or other transfer of all or substantially all of our assets; or

  •
  a majority of the members of our Board of Directors changes within a 12-month period, unless the election or nomination for election of each of the new Directors by our shareholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

        The Special Severance Plan provides that Messrs. Champagne and Waddles would receive the higher level of benefits and that Messrs. Baugh, Elwood and Lauer would receive the lower level of benefits.

Pension and Savings Plans

        ITT Pension Plan.    From December 15, 1995 to June 10, 1998, we participated in the Retirement Plan for Salaried Employees of ITT Corporation (the "ITT Pension Plan"), a non-contributory defined benefit pension plan that covered substantially all of our eligible salaried employees, including our executive officers. We paid the entire cost of the ITT Pension Plan with respect to our employees. Annual amounts of normal retirement pension commencing at age 65 based on average final compensation and benefit service, but before Social Security reductions and subject to the offset described below, are illustrated in the following table.

ITT Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35	40
$ 50,000	$15,000	$20,000	$25,000	$28,750	$32,500	$36,250
100,000	30,000	40,000	50,000	57,500	65,000	72,500
200,000	60,000	80,000	100,000	115,000	130,000	145,000
300,000	90,000	120,000	150,000	172,500	195,000	217,500
400,000	120,000	160,000	200,000	230,000	260,000	290,000
500,000	150,000	200,000	250,000	287,500	325,000	362,500

        The annual pension amounts to 2% of a member's average final compensation (as defined below) for each of the first 25 years of benefit service prior to June 10, 1998, plus 1.5% of a member's average final compensation for each of the next 15 years of benefit service prior to June 10, 1998, reduced by 1.25% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than 50% of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the ITT Pension Plan as the total of (a) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (b) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The amounts shown under "Salary" and "Bonus" in the Summary Compensation Table are the components of the compensation that are used for purposes of determining "average final compensation" under the ITT Pension Plan, but annual compensation in excess of $160,000 and compensation accrued after June 9, 1998 are not taken into account. The ITT Pension Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 and prior to normal retirement age following completion of 15 years of eligibility service. A member is vested in benefits accrued under the ITT Pension Plan upon completion of five years of eligibility service.

        Prior to December 19, 1995, we participated in the Retirement Plan for Salaried Employees of Old ITT (the "Old Pension Plan"). The terms of the Old Pension Plan were substantially identical to the terms of the ITT Pension Plan. Old ITT is responsible for administering the benefits under the Old Pension Plan with respect to its own employees as well as our retirees and Old ITT will be responsible for all benefits accrued thereunder. The ITT Pension Plan recognizes service with other companies that were part of Old ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any retirement plan of such companies covering the same period of service.

        Respective years of benefit service for each of the Named Executive Officers under the ITT Pension Plan, through June 9, 1998, are as follows: Mr. Baugh—20.589; Mr. Champagne—12.692; Mr. Elwood—14.014; Mr. Lauer—29.442; and Mr. Waddles—0.000.

        ESI Pension Plan.    On June 9, 1998, we established the ESI Pension Plan covering substantially all of our eligible salaried employees, including our executive officers. Prior to that time, we participated in certain pension plans of ITT and Old ITT. See "—ITT Pension Plan." The ESI Pension Plan is a cash balance defined benefit plan, which provides a set benefit to participating employees at their retirement that is not affected by the amount of our contributions to the ESI Pension Plan trust or the investment gains or losses with respect to such contributions. At the end of each plan year (i.e., January 1 through December 31, except for the first plan year of June 9, 1998 through December 31, 1998), the ESI Pension Plan credits a bookkeeping account associated with each participating employee with (a) an amount based on the employee's compensation, age and years of benefit service (the "Pay Credit"), (b) interest on the balance in the bookkeeping account at the fixed rate of 8%, compounded annually, for Pay Credits credited to the bookkeeping account for plan years prior to the 2002 plan year and (c) interest Pay Credits credited to the bookkeeping account at a variable rate ranging from 6% to 12%, compounded annually, for Pay Credits credited to the bookkeeping account for the 2002 and subsequent plan years. The variable rate for a plan year is the average of the 30-year U.S. Treasury Bond (or a comparable instrument) rates on each of March 31, June 30 and September 30 of the immediately preceding plan year. At retirement, the participating employee will receive a benefit equal to the value of the bookkeeping account associated with such employee. We pay the entire cost of the ESI Pension Plan. The Pay Credit equals a percentage of the participating employee's compensation (including base pay, overtime pay and bonuses) for the plan year and is determined under the following schedule according to points based on the participating employee's age and years of benefit service:

	Standard Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	2.5
30-34	2.5	2.5
35-39	3.0	3.0
40-44	3.5	3.5
45-49	4.0	4.0
50-54	4.5	4.5
55-59	5.5	5.5
60-64	6.5	6.5
65-69	7.5	7.5
70-74	9.0	9.0
75-79	10.5	10.5
80+	12.0	12.0

Participating employees who meet certain age and service requirements receive Pay Credits under the following "Transition Schedule" which is more generous:

	Transition Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	8.0
30-34	2.5	8.0
35-39	3.0	8.0
40-44	3.5	8.0
45-49	4.0	8.0
50-54	4.5	8.0
55-59	5.5	8.0
60-64	7.0	8.0
65-69	8.5	8.5
70-74	10.5	10.5
75-79	13.0	13.0
80+	16.0	16.0

Mr. Waddles receives Pay Credits under the "Standard Schedule," and Messrs. Baugh, Champagne, Elwood and Lauer receive Pay Credits under the "Transition Schedule."

        The participating employee's points for a plan year equal the sum of the employee's age and years of benefit service as of the last day of the plan year. Any benefit service and vesting service with ITT or any of its affiliated companies that was credited to the participating employee under the ITT Pension Plan as of June 9, 1998 is treated as benefit service and vesting service, respectively, with us under the ESI Pension Plan. A participating employee who has completed five or more years of vesting service (or his or her beneficiary) is eligible to receive a distribution from the ESI Pension Plan upon the participating employee's retirement on or after age 55, disability, death or after the employee has both terminated employment and reached age 55. The form and timing of the distribution may vary. Respective years of benefit service under the ESI Pension Plan, through December 31, 2002, are as follows: Mr. Baugh—25; Mr. Champagne—17; Mr. Elwood—19; Mr. Lauer—34; and Mr. Waddles—4. The estimated annual benefits payable upon retirement at age 65 (assuming an annual 4.5% increase in compensation, an interest accrual rate of 6% and that the form of distribution is an annuity) for each of the Named Executive Officers is as follows:

Executive Officer	Estimated Annual Benefit
Mr. Baugh	$29,845
Mr. Champagne	21,680
Mr. Elwood	109,447
Mr. Lauer	49,947
Mr. Waddles	59,808

        ESI Excess Pension Plan.    On June 9, 1998, we established the ESI Excess Pension Plan, an unfunded, non-qualified retirement plan for a select group of our management and highly compensated employees. The purpose of the ESI Excess Pension Plan is to restore benefits earned, but not available, to eligible employees under the ESI Pension Plan due to federal limitations on the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. The practical effect of the ESI Excess Pension Plan is to continue the calculation of retirement benefits to all employees on a uniform basis. The form and timing of an eligible employee's benefits under the ESI Excess Pension Plan are the same form and timing of that eligible employee's benefits under the ESI Pension Plan, except that those benefits will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ESI Excess Pension Plan). An eligible employee's benefits under the ESI Excess Pension Plan will generally be paid directly by us.

        ESI 401(k) Plan.    On May 16, 1998, we established the ESI 401(k) Plan, a defined contribution plan. The ESI 401(k) Plan is designed to provide substantially all of our employees with a tax-deferred, long-term savings vehicle. For plan years beginning prior to 2002, we made a non-matching contribution equal to 1% of an employee's pay, and we made matching contributions in an amount equal to 50% of the employee's contribution, up to a maximum of 2.5% of the employee's salary. Beginning in 2002, we began making only matching contributions in an amount equal to (a) 100% of the first 1% of the employee's salary that the employee contributes to the plan and (b) 50% of the next 4% of the employee's salary that the employee contributes to the plan. All of our contributions are in the form of ITT/ESI Common Stock. Employees can elect to contribute from 1% to the maximum amount of their salaries that is permitted by federal law, and they have a choice of 12 investment funds in which to invest their contributions. For plan years beginning prior to 2002, employee contributions and our non-matching contribution vested immediately, while our matching contributions vested 20% for each full year that the employee was employed by us. Beginning in 2002, employee contributions vest immediately, while our matching contributions for (a) an employee whose employment with us began prior to January 1, 2002, vests 20% for each of the first two full years and 60% for the third full year that the employee is employed by us, and (b) an employee whose employment with us began on or after January 1, 2002, vests 0% for each of the first two full years and 100% for the third full year that the employee is employed by us.

        ESI Excess Savings Plan.    On June 9, 1998, we established the ESI Excess Savings Plan, an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The ESI Excess Savings Plan offers eligible employees, who are precluded by federal limitations from fully participating in the ESI 401(k) Plan, a means for (a) restoring the eligible employees' contributions lost under the ESI 401(k) Plan due to the federal limitations, (b) restoring our matching and non-matching contributions lost under the ESI 401(k) Plan due to the federal limitations and (c) providing eligible employees an opportunity to defer a portion of their salaries equal to either 5% or the same deferral percentage that they elected under the ESI 401(k) Plan. Any deferral of an eligible employee's salary under the ESI Excess Savings Plan applies only with respect to the salary that exceeds the federal limitations.

        For plan years beginning prior to 2002, we made a non-matching contribution under the ESI Excess Savings Plan equal to the difference between 1% of the eligible employee's salary and our non-matching contribution made for that eligible employee under the ESI 401(k) Plan, and we made matching contributions under the ESI Excess Savings Plan equal to 50% of the eligible employee's salary deferred under the ESI Excess Savings Plan up to a maximum of 2.5% of the eligible employee's salary. For 2002 and subsequent plan years, we make matching contributions equal to 100% of the first 1% and 50% of the next 4% of the eligible employee's salary that the employee contributes under the ESI Excess Savings Plan. Any amounts credited to an eligible employee under the ESI Excess Savings Plan will accrue interest at the rate of 8% compounded monthly. For plan years beginning prior to 2002, an eligible employee's salary deferrals and our non-matching contribution vest immediately, while our matching contributions vest 20% for each full year that the employee is employed by us. Beginning in 2002, an eligible employee's salary deferrals vest immediately, while our matching contributions for (a) an employee whose employment with us began prior to January 1, 2002, vests 20% for each of the first two full years and 60% of the third full year that the employee is employed by us, and (b) an employee whose employment with us began on or after January 1, 2002, vests 0% for each of the first two full years and 100% for the third full year that the employee is employed by us. The payment of the eligible employee's salary deferrals, our non-matching contribution, our vested matching contributions and the attributable interest accrued thereon is made in a single lump sum cash payment as soon as practicable following the earlier of the eligible employee's termination of employment or death.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are James D. Fowler, Jr., Daniel P. Weadock and Vin Weber. Except for James D. Fowler, Jr., none of the Committee members during 2002 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as an officer or employee of ours. Until his retirement in October 2002, Mr. Fowler was an executive officer of Old ITT. A subsidiary of Old ITT is a party to an agreement with us covering the use of the "ITT" name. See "Certain Transactions."

Compensation Committee Report on Executive Compensation

        This report sets forth the executive compensation policies of the Committee with respect to our executive officers in general and the rationale for the specific decisions affecting the 2002 compensation of Mr. Champagne, our Chief Executive Officer. This report also discusses the relationship between the compensation of our four other most highly compensated executive officers and our performance.

        The Committee reviewed the compensation policies adopted and followed by the Committee with respect to all of our executive officers and confirmed the guiding principles contained therein that executive officer compensation must be related to our performance and must emphasize increasing shareholder value. The Committee also determined that the general components of the compensation policies pertaining to our executive officers (i.e., salaries, bonuses, long-term incentives and employee benefits) are sufficiently tied to our performance.

        The Committee determined that our continued success is due in part to our skilled executives. In setting and administering our compensation policies and programs, the Committee attempts to target compensation to the median of the range of compensation provided to executives of corporations similar to us in terms of assets, sales, revenues and earnings. Our executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide our executives with incentives directly linked to the creation of shareholder value.

        The Committee may retain consultants from independent compensation and benefits consulting firms to provide advice on aspects of our executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any of our employees. The Committee regularly reports its activities to our Board of Directors.

        The Compensation Program.    The compensation program for our executives presently consists of base salary, annual bonus, long-term incentives and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be a major component in the pay package for senior executives. The Committee believes that the use of ITT/ESI Common Stock in the payment of these incentives will enhance our executives' commitment to our long-term performance. Discussed below is each element of the compensation program.

        Base Salary.    Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit.

        Annual Bonus.    The amounts of annual bonus awards are based on corporate financial performance for the year compared to an annual performance goal established by the Committee and approved by the Board at the beginning of the year. For 2002, such performance goal was 2002 earnings per share compared to targeted 2002 earnings per share. The targeted earnings per share amounts were based on the estimates of our 2002 earnings per share made by the security analysts who covered ITT/ESI Common Stock that were in effect at the end of 2001. The annual bonus awards for 2002 were paid in cash.

        Long-Term Incentives.    Stock option awards provide long-term incentives which are directly related to the performance of ITT/ESI Common Stock. Options generally have ten-year terms and closely align the executive's interests with those of other shareholders. Stock option awards are used to create performance incentives and promote equity ownership in us by our executives.

        Employee Benefits.    Executives also participate in our broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage and other benefit plans.

        Discussion of the Committee's Policy Regarding Qualifying Compensation for Deductibility Under Section 162(m) of the Internal Revenue Code.    Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January l, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director approval requirement; and (c) a shareholder approval requirement.

        In light of OBRA, it is the policy of the Committee to modify where necessary our executive compensation program so as to maximize the tax deductibility of compensation paid to our executive officers. Accordingly, the employee incentive plans include a fixed limit on the number of options that may be granted to any individual in any given year. Any future gains that may be realized upon the exercise of stock options granted under the 1997 Stock Plan will qualify as "performance-based compensation" and will be fully deductible by us.

        The Committee believes that the overall performance of our senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in our best interests and those of our shareholders. Under some circumstances (other than in the context of the employee incentive stock plans), the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on our financial condition.

        CEO Performance Evaluation.    The Committee met in executive session in January 2003 to review the overall performance of our Chief Executive Officer during 2002, particularly with respect to our long range strategies and the achievement of both financial and non-financial goals and objectives. Consideration was given to our Chief Executive Officer's role in building shareholder value and improving the return on the shareholders' investment. The Committee authorized a salary increase for Mr. Champagne effective February 1, 2003 of $27,000, raising his annual salary from $413,000 to $440,000. This merit increase, which followed a 13-month interval since Mr. Champagne's last salary review, was equivalent to 6.0% on an annualized basis and was based on an evaluation of his performance during 2002 in light of our financial and non-financial goals and objectives and a comparison of the base salaries of the chief executive officers of companies similar in size to us in terms of assets, sales, revenues and earnings. The Committee compared our 2002 financial performance with the 2002 annual bonus performance goal established by the Committee and approved by the Board of Directors in January 2002 (and adjusted by the Committee and approved by the Board of Directors in October 2002 to reflect the 2002 Stock Split) to determine the total 2002 annual bonus compensation amount available for allocation to our executives. The Committee determined that our financial performance in 2002 exceeded the parameters of the 2002 annual bonus performance goal. Based on those results, the Committee approved the payment of a 2002 annual bonus award of $680,000 to Mr. Champagne, compared to a 2001 annual bonus award of $615,090. The Committee also evaluated the use of long-term incentives to tie Mr. Champagne's compensation to our financial performance and increasing shareholder value.

        In this regard, the Committee granted Mr. Champagne in January 2003 a nonqualified stock option under the 1997 Stock Plan to purchase 135,000 shares of ITT/ESI common stock at an exercise price of $23.70 per share, compared to a similar stock option granted to Mr. Champagne in January 2002 to purchase 110,000 shares of ITT/ESI common stock at an exercise price of $17.25 per share (as adjusted for the 2002 Stock Split).

Compensation Committee James D. Fowler, Jr. Daniel P. Weadock Vin Weber

Performance Graph

        The performance graph set forth below compares the cumulative total shareholder return on ITT/ESI Common Stock with the S&P 500 Index and an Industry Group Index for the period from December 31, 1997 through December 31, 2002. The industry group consists of the following companies selected on the basis of the similar nature of their business: Apollo Group, Inc., Career Education Corp., Corinthian Colleges, Inc., DeVry, Inc., Education Management Corp., Strayer Education, Inc., Sylvan Learning Systems, Inc. and Whitman Education Group, Inc. (the "Industry Group"). We believe that, including us, the Industry Group represents a significant portion of the market value of publicly traded companies whose primary business is postsecondary classroom education.

Cumulative Total Return
(Based on $100 invested on December 31, 1997 and assumes
the reinvestment of all dividends)

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
ITT Educational Services, Inc.	100.00	152.38	69.19	98.60	165.24	211.09
Industry Group Index	100.00	128.74	75.62	157.65	189.64	225.43
S&P 500 Index	100.00	128.58	155.64	141.46	124.65	97.10

        Notwithstanding anything to the contrary set forth in any of our previous filings under the 1933 Act or the 1934 Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of February 15, 2003, the number of shares of ITT/ESI Common Stock beneficially owned by any person (including any group) known by management to beneficially own more than 5% of ITT/ESI Common Stock, by each Director, by each of the Named Executive Officers and by all of our current Directors and the executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

	ITT/ESI Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Westport Asset Management, Inc. and Westport Advisers LLC 253 Riverside Avenue Westport, CT 06880	5,339,530	(2)	11.8%
Liberty Wanger Asset Management, L.P. WAM Acquisition GP, Inc. and Liberty Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,412,000	(3)	9.8%
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	3,816,601	(4)	8.5%
Lazard Freres & Co. LLC 30 Rockefeller Plaza New York, NY 10020	3,805,300	(5)	8.4%
Credit Suisse Asset Management, LLC 466 Lexington Avenue New York, NY 10017	3,140,900	(6)	7.0%
Harris Associates L.P. and Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	2,990,400	(7)	6.6%
Warburg Pincus Asset Management, Inc. 466 Lexington Avenue New York, NY 10017	2,933,150	(8)	6.5%
Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	2,546,600	(9)	5.6%
Rene R. Champagne	919,467	(10)	2.0%
Omer E. Waddles	222,064	(11)	*
Gene A. Baugh	102,094	(12)	*

Clark D. Elwood	101,727	(13)	*
Thomas W. Lauer	96,119	(14)	*
Rand V. Araskog	304,988	(15)	*
John E. Dean	43,398	(16)	*
James D. Fowler, Jr.	35,500	(17)	*
Harris N. Miller	33,110	(18)	*
Daniel P. Weadock	32,688	(19)	*
Vin Weber	37,188	(20)	*
All current Directors and executive officers as a group(12)	1,827,386	(21)	3.9%

*
Less than 1%.

(1)
All shares of ITT/ESI Common Stock are owned directly except as otherwise indicated. Pursuant to SEC regulations, shares (a) receivable by Directors and executive officers upon exercise of employee stock options exercisable within 60 days after February 15, 2003, (b) allocated to the accounts of certain Directors and executive officers under the ESI 401(k) Plan at February 15, 2003 or (c) credited to the accounts of certain Directors under the Directors Deferred Compensation Plan at February 15, 2003 are deemed to be beneficially owned by such Directors and executive officers. The number of shares of ITT/ESI Common Stock have been adjusted for the 2002 Stock Split.

(2)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner possesses voting and investment power over a total of 5,339,530 shares. Westport Advisers LLC ("Advisers") is a registered investment adviser and a subsidiary of Westport Asset Management, Inc. ("WAM"), which is also a registered investment adviser. Advisers and WAM have sole power to (a) vote or direct the vote of 752,200 shares and (b) dispose or direct the disposition of 752,200 shares. Advisers and WAM have shared power to (a) vote or direct the vote of 4,089,080 shares and (b) dispose or direct the disposition of 4,587,330 shares.

(3)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 4,412,000 shares. Liberty Wanger Asset Management, L.P. ("Liberty") is a registered investment adviser. WAM Acquisition GP, Inc. ("GP") is the general partner of Liberty. Liberty and GP each possess voting and investment power over a total of 4,412,000 shares. Liberty and GP have shared power to (a) vote or direct the vote of 4,412,000 shares and (b) dispose or direct the disposition of 4,412,000 shares. Liberty Acorn Trust ("Acorn") is an investment company and possesses voting and investment power over a total of 2,760,000 shares. Acorn has shared power to (a) vote or direct the vote of 2,760,000 shares and (b) dispose or direct the disposition of 2,760,000 shares.

(4)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 3,816,601 shares. Each of the beneficial owners is a bank. Barclays Global Investors, NA has sole power to (a) vote or direct the vote of 3,193,385 shares and (b) dispose or direct the disposition of 3,193,385 shares. Barclays Global Fund Advisors has sole power to (a) vote or direct the vote of 623,216 shares and (b) dispose or direct the disposition of 623,216 shares. The reported affiliated companies of the beneficial owners include: Barclays Global Investors, Ltd; Barclays Trust and Banking Company (Japan) Limited; Barclays Life Assurance Company Limited; Barclays Bank PLC; Barclays Capital Securities Limited; Barclays Capital Investments; Barclays Private Bank & Trust (Isle of Man) Limited; Barclays Private Bank and Trust (Jersey) Limited; Barclays Bank Trust Company Limited; and Barclays Private Bank and Trust Limited (Sussie). None of the reported affiliated companies have any sole or shared power to (a) vote or direct the vote of any shares or (b) dispose or direct the disposition of any shares.

(5)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and broker-dealer and has sole power to (a) vote or direct the vote of 3,204,410 shares and (b) dispose or direct the disposition of 3,805,300 shares.

(6)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has sole power to (a) vote or direct the vote of 3,140,900 shares and (b) dispose or direct the disposition of 3,140,900 shares.

(7)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 2,990,400 shares. Harris Associates Inc. ("Harris Inc.") is the general partner of Harris Associates L.P. ("Harris LP"), which is a registered investment adviser. Harris Inc. and Harris LP have shared power to (a) vote or direct the vote of 2,990,400 shares and (b) dispose or direct the disposition of 1,710,000 shares. Harris Inc. and Harris LP have sole power to dispose or direct the disposition of 1,280,400 shares.

(8)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has (a) sole power to vote or direct the vote of 2,396,100 shares, (b) shared power to vote or direct the vote of 513,450 shares and (c) sole power to dispose or direct the disposition of 2,933,150 shares.

(9)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 2,546,600 shares. The shares reported are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company ("WRIMCO"). WRIMCO is a registered investment adviser and a subsidiary of Waddell & Reed, Inc. ("WRI"). WRI is a registered broker-dealer and a subsidiary of Waddell & Reed Financial Services, Inc. ("WRFSI"). WRFSI is a parent holding company and a subsidiary of Waddell & Reed Financial, Inc. ("WDR"). WDR is a parent holding company. WRIMCO, and WDR, WRFSI and WRI through their ownership of WRIMCO, have sole power to (a) vote or direct the vote of 2,546,600 shares and (b) dispose or direct the disposition of 2,546,600 shares.

(10)
This number includes 101,188 shares owned directly, 10,113 shares owned under the ESI 401(k) Plan and 808,166 shares subject to presently exercisable options.

(11)
This number includes 14,584 shares owned directly, 814 shares owned under the ESI 401(k) Plan and 206,666 shares subject to presently exercisable options.

(12)
This number includes 23,992 shares owned directly, 1,436 shares owned under the ESI 401(k) Plan and 76,666 shares subject to presently exercisable options.

(13)
This number includes 8,304 shares owned directly, 5,923 shares owned under the ESI 401(k) Plan and 87,500 shares subject to presently exercisable options.

(14)
This number includes 17,806 shares owned directly, 1,647 shares owned under the ESI 401(k) Plan and 76,666 shares subject to presently exercisable options.

(15)
This number includes 274,800 shares owned directly, 2,188 shares deferred under the Directors Deferred Compensation Plan and 28,000 shares subject to presently exercisable options.

(16)
This number includes 11,028 shares owned directly, 900 shares owned by Mr. Dean's spouse, 3,470 shares deferred under the Directors Deferred Compensation Plan and 28,000 shares subject to presently exercisable options.

(17)
This number includes 7,500 shares owned directly and 28,000 shares subject to presently exercisable options.

(18)
This number includes 5,110 shares owned directly and 28,000 shares subject to presently exercisable options.

(19)
This number includes 900 shares owned directly, 3,788 shares deferred under the Directors Deferred Compensation Plan and 28,000 shares subject to presently exercisable options.

(20)
This number includes 4,500 shares owned directly, 4,688 shares deferred under the Directors Deferred Compensation Plan and 28,000 shares subject to presently exercisable options.

(21)
This number includes 446,720 shares owned directly, 900 shares owned indirectly, 18,634 shares owned under the ESI 401(k) Plan, 1,346,998 shares subject to presently exercisable options and 14,134 shares deferred under the Directors Deferred Compensation Plan.

CERTAIN TRANSACTIONS

Trade Name and Service Mark License Agreement

        A Trade Name and Service Mark License Agreement (the "License Agreement"), among other things, provides that ITT Manufacturing Enterprises, Inc. ("MEI"), an Old ITT subsidiary, grants to us a perpetual, non-exclusive, non-transferable, worldwide, royalty-free license to use the "ITT" corporate and trade name, service mark and trademark "ITT" (the "Licensed Mark") solely in connection with the operation of our business and in a manner specifically identified in the License Agreement. The License Agreement further provides that (a) our use of the Licensed Mark shall be consistent with MEI's guidelines and standards, (b) certain of our materials bearing the Licensed Mark must contain a prescribed notice and (c) certain changes in control of us, as defined in the License Agreement, will terminate the License Agreement. James D. Fowler, Jr., one of our Directors, was the senior vice president and director, human resources of Old ITT prior to his retirement in October 2002.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2004 Annual Meeting of Shareholders is November 21, 2003.

        In order to be considered at the 2004 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our By-Laws. Our By-Laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, our By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as Director or Directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to our Secretary not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, (a) notice by the shareholder of a nomination must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made and (b) notice by a shareholder of any other business must be received not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        The advance notice provisions in our By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing Directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of nominees to be elected at such meeting is first made.

        The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 8 and Article III, Section 2 of our By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to our Secretary at ITT Educational Services, Inc., 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, IN 46250-0466.

ADDITIONAL INFORMATION

Code of Ethics

        We have adopted a written Code of Business Conduct and Ethics in accordance with Item 406 of the SEC's Regulation S-K (the "Code") that is applicable to our principal executive officers, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Beginning in March 2003, the Code will be posted on our website at www.ittesi.com.

        We also intend to disclose on our website any amendments that we make to, or waivers that we grant from, the Code affecting our principal executive officers, principal financial officer and principal accounting officer or controller, or persons performing similar functions that relate to deterring wrongdoing or promoting:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  the prompt internal reporting of violations of the Code to an appropriate person or person(s) identified in the Code; or

  •
  accountability for adherence to the Code.

Transfer Agent Information

        The transfer agent and registrar for ITT/ESI Common Stock is:

    The Bank of New York
    101 Barclay Street—Floor 11E
    New York, NY 10286.
    E-mail address: Shareowner-svcs@Email.bankofny.com
    Internet address: http://stockbny.com

        Shareholders should send certificates for transfer and address changes to:

    The Bank of New York
    Receive and Deliver Department
    P.O. Box 11002
    Church Street Station
    New York, NY 10286

        Shareholder questions can be answered by contacting our transfer agent either by calling toll-free at 1-800-524-4458 or by mail addressed to:

    The Bank of New York
    Shareholder Relations Department
    P.O. Box 11258
    Church Street Station
    New York, NY 10286

APPENDIX A

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF ITT EDUCATIONAL SERVICES, INC.

SCOPE OF RESPONSIBILITY

  1.
  The Audit Committee ("Committee") of the ITT Educational Services, Inc. ("ITT/ESI") Board of Directors ("Board") will assist the Board in its oversight of:

  (a)
  the integrity of ITT/ESI's financial statements and other financial information provided by ITT/ESI to any governmental body or the public;

  (b)
  ITT/ESI's compliance with legal and regulatory requirements;

  (c)
  ITT/ESI's systems of internal controls regarding finance, accounting, legal compliance and ethics that ITT/ESI management ("management") and the Board establish;

  (d)
  ITT/ESI's auditing, accounting and financial reporting processes generally;

  (e)
  the qualifications, independence and performance of ITT/ESI's independent auditor; and

  (f)
  the performance of ITT/ESI's internal audit function.

  2.
  The Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of ITT/ESI's financial statements.

MEMBERSHIP

  1.
  The Committee must be composed of at least three directors.

  2.
  The Committee members and the Committee chairperson shall be appointed by the Board, and each member shall serve on the Committee at the pleasure of the Board.

  3.
  Each director on the Committee must be independent in accordance with both federal law and the rules of the New York Stock Exchange (the "NYSE"), and the Board will affirmatively determine that each director on the Committee has no material relationship with ITT/ESI.

  4.
  Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment.

  5.
  At least the chairperson of the Committee must have accounting or related financial management expertise.

  6.
  No member of the Committee may simultaneously serve on more than two other public company audit committees.

  7.
  The only compensation that Committee members may receive from ITT/ESI is for their services on ITT/ESI's Board of Directors and its standing committees.

STRUCTURE AND PROCESSES

  1.
  General.    The Committee will:

  (a)
  meet at least once each quarter and may invite members of management or others to attend Committee meetings and provide pertinent information;

    (b)
    meet regularly (at least quarterly) in separate executive sessions with (i) management, (ii) ITT/ESI's independent auditor and (iii) the Internal Audit Department ("IAD") to discuss any matters that the Committee, management, ITT/ESI's independent auditor or the IAD believes should be discussed privately with the Committee;

    (c)
    provide an open avenue of communication among ITT/ESI's independent auditor, the IAD and the Committee;

    (d)
    report regularly to the Board on significant matters within the Committee's scope of responsibility, including any issues that arise with respect to:

    (i)
    the quality or integrity of ITT/ESI's financial statements;

    (ii)
    ITT/ESI's compliance with legal and regulatory requirements; and

    (iii)
    the performance of the IAD;

    (e)
    periodically review with ITT/ESI's general counsel legal, regulatory and related governmental policy matters that may have a material impact on ITT/ESI's financial statements, legal and regulatory compliance and programs;

    (f)
    when appropriate, conduct or authorize investigations into any matters within the Committee's scope of responsibility;

    (g)
    provide such disclosures and reports as may be required of the Committee by the SEC in ITT/ESI's proxy statement for its annual meeting of shareholders;

    (h)
    annually review this Charter and update it as necessary;

    (i)
    establish procedures for:

    (i)
    the receipt, retention and treatment of complaints received by ITT/ESI regarding accounting, internal accounting controls or auditing matters; and

    (ii)
    confidential, anonymous submissions by ITT/ESI employees of concerns regarding questionable accounting or auditing matters;

    (j)
    conduct an annual performance evaluation of the Committee;

    (k)
    review the results of the IAD's annual:

    (i)
    audit of director and ITT/ESI officer expense accounts, management perquisites and management's use of corporate assets; and

    (ii)
    monitoring of ITT/ESI's compliance with the ITT/ESI Code of Business Conduct and Ethics;

    (l)
    review management policies and programs relating to ITT/ESI's compliance with legal and regulatory requirements, business ethics, business integrity, conflicts of interest and environmental matters; and

    (m)
    perform such other functions as assigned by law, the NYSE, ITT/ESI's Certificate of Incorporation or By-Laws or the Board.

  2.
  Oversight of ITT/ESI's Relationship with the Independent Auditor. The Committee will:

  (a)
  be directly responsible for the appointment, compensation, retention and oversight of the work of ITT/ESI's independent auditor, including the resolution of disagreements between management and the independent auditor regarding financial reporting;

    (b)
    approve, in advance, all audit (including comfort letters and statutory audits) and permitted non-audit services, and related fees and terms, to be performed by the independent auditor for ITT/ESI;

    (c)
    evaluate the qualifications, performance and independence of ITT/ESI's independent auditor, taking into account the opinions of management and the IAD, including:

    (i)
    a review and evaluation of the lead partner of the independent auditor;

    (ii)
    reviewing the report described in (e)(iv) below;

    (iii)
    reviewing the independent auditor's work throughout the year;

    (iv)
    confirming that the lead audit partner or the audit partner responsible for reviewing the audit is rotated every five years;

    (v)
    considering whether there should be regular rotation of the independent auditor;

    (vi)
    actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditor;

    (vii)
    setting clear policies regarding ITT/ESI's hiring of employees or former employees of the independent auditor;

    (viii)
    obtaining confirmation and assurance from ITT/ESI's independent auditor of its independence;

    (ix)
    taking appropriate action to ensure the independence of the independent auditor; and

    (x)
    presenting the Committee's conclusion to the Board;

    (d)
    when appropriate, discharge and replace ITT/ESI's independent auditor;

    (e)
    instruct ITT/ESI's independent auditor:

    (i)
    that the independent auditor reports directly to the Committee and is ultimately accountable to the Committee;

    (ii)
    to conduct an interim financial review of ITT/ESI's financial statements prior to ITT/ESI's quarterly filing of its Form 10-Q with the Securities and Exchange Commission (the "SEC");

    (iii)
    to report to the Committee:

    (A)
    all critical accounting policies and practices to be used by ITT/ESI;

    (B)
    all alternative disclosures and treatments of financial information within Generally Accepted Accounting Principles ("GAAP") that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the disclosures and treatment preferred by the independent auditor; and

    (C)
    any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and

    (iv)
    to submit annually to the Committee a formal, written report describing:

    (A)
    the independent auditor's internal quality control procedures;

        (B)
        any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor;

        (C)
        any material issues raised by any inquiry or investigation of the independent auditor by governmental or professional authorities, within the preceding five years, with respect to any audit by the firm, and any steps taken to deal with any such issues; and

        (D)
        all relationships between the independent auditor and ITT/ESI.

  3.
  Oversight of IAD, Audit Matters and Financial Statements and Disclosures. The Committee will:

  (a)
  obtain confirmation and assurance from the IAD of its objectivity;

  (b)
  instruct management and ITT/ESI's independent auditor to provide the Committee with a timely analysis of significant current financial reporting issues and practices;

  (c)
  review and approve or disapprove any material transactions or courses of dealing between ITT/ESI and parties related to ITT/ESI that may involve a conflict of interest;

  (d)
  inquire about, consider and review with ITT/ESI's independent auditor, the IAD and management:

  (i)
  ITT/ESI's annual and quarterly financial statements, including the Management's Discussion and Analysis of Financial Condition and Results of Operations;

  (ii)
  any ITT/ESI transactions or arrangements that are important for understanding ITT/ESI's financial statements;

  (iii)
  any material financial or non-financial arrangements of ITT/ESI, or off-balance sheet structures, which do not appear on ITT/ESI's financial statements;

  (iv)
  management's and ITT/ESI's independent auditor's qualitative judgments regarding the appropriateness of the:

  (A)
  critical accounting principles and financial disclosure practices used, or proposed to be adopted, by ITT/ESI;

  (B)
  degree of aggressiveness or conservatism of ITT/ESI's accounting principles and underlying estimates, including ITT/ESI's independent auditor's views on whether management's choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices;

  (C)
  consistency of application of ITT/ESI's accounting policies; and

  (D)
  clarity, consistency and completeness of the accounting information contained in ITT/ESI's financial statements and related disclosures;

  (v)
  any proposed changes in ITT/ESI's selection or application of accounting principals;

  (vi)
  any analyses prepared by management, the independent auditor or the IAD regarding significant financial reporting issues and judgments made in connection with the preparation of ITT/ESI's financial statements, including the effects of alternative GAAP methods on the financial statements;

  (vii)
  the effect of regulatory and accounting initiatives on ITT/ESI's financial statements;

      (viii)
      earnings press releases, including the use of pro forma or adjusted non-GAAP information;

      (ix)
      financial information and earnings guidance provided to security analysts and rating agencies;

      (x)
      ITT/ESI's risk assessment and risk management, including:

      (A)
      the guidelines and policies governing the process by which management assesses and manages ITT/ESI's exposure to risk; and

      (B)
      ITT/ESI's major financial risk exposures and the steps taken by management to monitor and control those exposures;

      (xi)
      any significant adjustments, management judgments, accounting estimates, new or changed accounting policies, uncertainties, timing of transactions or timing of the recording of transactions;

      (xii)
      ITT/ESI's independent auditor's:

      (A)
      views of the appropriateness of the accounting principles and disclosure practices adopted and/or changed by management from time to time; and

      (B)
      rationale for accepting or questioning any significant estimates by management; and

      (xiii)
      any items that have a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information included in ITT/ESI's financial statements;

    (e)
    recommend to the Board whether ITT/ESI's audited financial statements should be included in ITT/ESI's Annual Report on Form 10-K filed with the SEC;

    (f)
    inquire about, consider and review with ITT/ESI's independent auditor, the IAD and management:

    (i)
    the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources;

    (ii)
    the adequacy of ITT/ESI's internal accounting and financial controls, including;

    (A)
    any significant deficiencies in the design or operation of the internal controls;

    (B)
    any material weaknesses in the internal controls;

    (C)
    any special steps adopted in light of any material control deficiencies;

    (D)
    any fraud (whether or not material) that involves management or ITT/ESI employees who have a significant role in the internal controls; and

    (E)
    the responsibilities, budget and staffing of the IAD;

    (iii)
    the audit scope, plan and timing of ITT/ESI's independent auditor and the IAD, and any changes thereto;

    (iv)
    any other matters related to the conduct of the audit or reviews which are to be communicated by ITT/ESI's independent auditor to the Committee under Generally Accepted Auditing Standards;

      (v)
      any audit problems, difficulties or disputes encountered by ITT/ESI's independent auditor or the IAD in the course of their audit work, and management's response thereto, including:

      (A)
      any restrictions on the scope of the independent auditor's or IAD's activities;

      (B)
      any restrictions on the independent auditor's or IAD's access to requested information;

      (C)
      any significant disagreements between the independent auditor or IAD and management;

      (D)
      any accounting adjustments that were noted or proposed by the independent auditor but were not made by management;

      (E)
      any communications between the independent audit team and the audit firm's national office regarding audit or accounting issues presented by the ITT/ESI engagement;

      (F)
      any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to ITT/ESI; and

      (vi)
      any significant audit findings and recommendations of ITT/ESI's independent auditor and the IAD, together with management's responses thereto.

  4.
  Independent Advisors.    The Committee is empowered to:

  (a)
  engage independent legal, accounting and other advisors, as it determines necessary to carry out its responsibilities; and

  (b)
  compensate, with ITT/ESI funds, the independent auditor and any independent legal, accounting and/or other advisors engaged by the Committee in the amounts that the Committee deems appropriate.

APPENDIX B

ITT EDUCATIONAL SERVICES, INC.'S
2002 ANNUAL REPORT TO SHAREHOLDERS

2002 FINANCIAL STATEMENTS AND OTHER INFORMATION

Message to our Shareholders: This 2002 Annual Report to Shareholders appendix to our Proxy Statement contains our audited consolidated financial statements and all of the information that the regulations of the Securities and Exchange Commission (the "SEC") require be presented in an Annual Report to Shareholders. For legal purposes, this is ITT Educational Services, Inc.'s 2002 Annual Report to Shareholders. This appendix does not contain all of the information included in our 2002 Annual Report on Form 10-K. Our 2002 Annual Report on Form 10-K as filed with the SEC (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), however, will be provided to any shareholder, without charge, upon written request to our Investor Relations Department at ITT Educational Services, Inc., 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, IN 46250-0466.

BUSINESS

        You should keep in mind the following points as you read this report:

  •
  References in this document to "we," "us," "our" and "ITT/ESI" refer to ITT Educational Services, Inc. and its subsidiaries.

  •
  The terms "ITT Technical Institutes," "technical institutes" or "institutes" (in singular or plural form) refer to the individual schools owned and operated by ITT/ESI. The terms "institution" or "campus group" (in singular or plural form) mean a main campus and its additional locations or branch campuses, if any.

Background

        We are a Delaware corporation incorporated in 1946. Our principal executive offices are located at 5975 Castle Creek Parkway, North Drive, Indianapolis, Indiana 46250, and our telephone number is (317) 594-9499. From 1966 until our initial public offering on December 27, 1994, we were wholly owned by ITT Corporation, formerly a Delaware corporation and now known as ITT Industries, Inc., an Indiana corporation ("Old ITT"). On September 29, 1995, ITT Corporation, a Nevada corporation ("ITT") succeeded to the interests of Old ITT in the beneficial ownership of 83.3% of our common stock. On February 23, 1998, Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation acquired ITT. Public offerings of our common stock by ITT in June 1998 (the "June 1998 Offering") and February 1999 (the "February 1999 Offering") and our repurchase of 1,500,000 shares of our common stock from ITT in February 1999 completely eliminated ITT's beneficial ownership of any of our common stock.

Overview

        We are a leading provider of technology-oriented postsecondary degree programs in the United States based on revenues and student enrollment. We offer associate, bachelor and master degree programs and non-degree diploma programs to more than 33,000 students. We currently have 74 institutes located in 28 states. Each of our institutes is (a) authorized by the applicable education authorities of the states in which they operate and recruit and (b) accredited by an accrediting commission recognized by the U.S. Department of Education ("ED"). We design our education programs, after consultation with employers, to help graduates prepare for careers in various fields involving technology. As of December 31, 2002, practically all of our students were enrolled in a degree program, and the remaining students were enrolled in a program for which we were seeking authorization to award a degree. We have provided career-oriented education programs since 1969 under the "ITT Technical Institute" name, and our institutes have graduated over 165,000 students since 1976.

        We opened two new institutes in 2000, one new institute in 2001 and four new institutes in 2002. We plan to open three new institutes in the remainder of 2003. In 2002, we completed the conversion of our five-day-per-week class schedule in all of our associate degree programs to a three-day-per-week class schedule, and all of our associate degree programs are now taught on a class schedule of three days per week. We expect to complete a similar conversion of our five-day-per-week class schedule in all of our resident bachelor degree programs in 2004, but we plan to be teaching most of our resident bachelor degree programs on a three-day-per-week class schedule by the end of 2003. In 2002, we developed five new resident bachelor degree programs and one new online bachelor degree program. In addition, we began testing a hybrid education delivery model in 2002, under which certain program courses are taught in residence on campus and others are taught online over the Internet (the "Hybrid Delivery Model"). In 2002, we also entered into alliances with international educators pursuant to which our curricula is offered to students in foreign countries either by us through online programs offered over the Internet or by the international educators through residence programs under a license to use our curricula. We intend to continue expanding by opening institutes, offering a broader range of both resident and online programs at our existing institutes (including new business administration programs) and pursuing new and expanded alliances with both domestic and international educators.

Business Strategy

        Our strategy is to pursue multiple opportunities for growth. We are implementing a growth strategy designed to increase revenues and operating efficiencies by increasing the number and types of program offerings and student enrollment at existing institutes, opening new institutes across the United States, licensing the use of our curricula to third parties and offering our curricula in international markets. The principal elements of this strategy include the following:

  Enhance Results at the Institute Level.

        Increase Enrollments at Existing Institutes.    We intend to increase recruiting efforts aimed at enrolling more working adults. In addition, we believe that current demographic and employment trends will allow us to enroll a greater number of recent high school graduates.

        Broaden Availability of Current Program Offerings.    We intend to continue expanding the number of program offerings at our existing institutes. Our objective is to offer multiple programs at each institute. Our 74 institutes provide significant potential for the introduction of existing programs to a broader number of institutes. We believe that introducing new programs at existing institutes will attract more students. In 2002, we added a total of 109 program offerings among 39 existing institutes, and in 2003 we intend to add a total of approximately 408 program offerings among the 74 existing institutes.

        Develop or Acquire Additional Programs.    We plan to introduce both resident and online programs in additional fields of study and at different levels. We developed five new resident bachelor degree programs and one new online bachelor degree program in 2002. In 2003, we intend to begin offering four of our five new resident bachelor degree programs at each of our bachelor degree granting institutions. In addition, we intend to develop and begin offering at one or more of our institutes six additional degree programs of study in 2003. The six new degree programs are expected to involve disciplines in information technology ("IT"), design and business administration, and be at the associate, bachelor and master degree levels. We also intend to develop and introduce one or more short-term, non-degree programs of study in 2003. We plan to develop both a resident and online version of many of the new programs that we intend to develop in 2003, and we will consider whether to offer any of these programs under our Hybrid Delivery Model. We believe that introducing new programs and making our programs more convenient for students can attract a broader base of students, motivate current students to extend their studies and help us improve the utilization of our facilities.

        Extend Total Program Duration.    In 2002, we increased the number of our institutes that offer bachelor degree programs from 29 to 41, and we revised our admission requirements to permit students to enroll in a bachelor degree program without first earning an associate degree. In 2003, we intend to increase the number of our institutes that offer bachelor degree programs to 57. The average combined total program time that graduates of one or more of our programs were enrolled has increased from 18 months in 1986 to 25 months in 2002, as a result of approximately 29% of the graduates of our associate degree programs enrolling in bachelor degree programs at our institutes, a 12 month increase in the duration of many of our bachelor degree programs, the elimination of shorter, non-degree programs and the increased duration of some of our associate degree programs from 18 months to 24 months. We expect that the average combined total program time of our students will increase further as the number of our institutes offering bachelor degree programs increases, additional bachelor degree programs are added at our institutes and we expand our online curricula offerings to include a master degree program in business administration.

        Improve Student Outcomes.    We strive to improve the graduation and graduate employment rates of our undergraduate students by providing academic and career services and dedicating administrative resources to career services.

        Geographic Expansion of Our Institutes and Program Offerings.    We plan to add new institutes at sites throughout the United States. Using our proprietary methodology, we determine locations for new institutes based on a number of factors, including demographics and population and employment growth. We opened two new institutes in 2000, one new institute in 2001 and four new institutes in 2002. We plan to open three new institutes in the remainder of 2003. We will continue to consider acquiring schools located in markets where our institutes are not presently located. In 2002, we expanded the number of states in which we offer our online bachelor degree program in Technical Project Management for Electronic Commerce from one to 36. In addition, our new online bachelor degree program in Information Systems Security was offered in 32 states by the end of 2002. We intend to expand our online program offerings into more states in 2003. We began offering our curricula internationally during 2002. We entered into alliances with international educators pursuant to which our curricula are offered to students in foreign countries either by us through online programs offered over the Internet or by the international educators through residence programs under a license to use our curricula. In 2003, we intend to pursue new and expanded alliances with both domestic and international educators.

        Increase Margins By Leveraging Fixed Costs at Institute and Headquarters Levels.    Our efforts to optimize school capacity and class size have helped us to increase student enrollment without incurring a proportionate increase in fixed costs at our institutes. We believe that our online programs and Hybrid Delivery Model will help us to improve the utilization of our facilities by eliminating student usage of our facilities with respect to our online program offerings and significantly reducing student usage of our facilities with respect to our Hybrid Delivery Model. In addition, we have realized substantial operating efficiencies by centralizing management functions and implementing operational uniformity among our institutes. We will continue to seek to improve margins by increasing enrollments and revenues without incurring a proportionate increase in fixed costs at our institutes.

Programs of Study

        As of December 31, 2002, we were offering 17 degree programs and several diploma programs in various fields of study. All of our institutes were offering degree or diploma programs involving IT and electronics, and 68 institutes were offering a degree or diploma program involving design. The table below sets forth information regarding the programs of study we were offering as of December 31, 2002.

	Number of Institutes Offering at December 31, 2002
Program of Study	Master Degree	Bachelor Degree	Associate Degree	Diploma(1)
Automated Manufacturing Technology(2)	—	6	—	—
Computer Drafting and Design(3)	—	—	66	2
Computer and Electronics Engineering Technology(2)	—	—	73	1
Computer Network Systems(4)(5)	—	—	73	1
Computer Visualization Technology(3)	—	6	—	—
Data Communication Systems Technology(4)	—	15	—	—
Electronics and Communications Engineering Technology(2)	—	24	—	—
Electronics Engineering Technology(2)	—	20	—	—
Industrial Design(3)	—	3	—	—
Information Systems Security(4)(6)	—	27	—	—
Multimedia(3)(5)	—	—	73	1
Project Management	1	—	—	—
Software Applications and Programming(4)(5)	—	—	72	2
Technical Project Management for Electronic Commerce(6)	—	39	—	—
Telecommunications Engineering Technology(2)	—	3	—	—
Web Development(4)(5)	—	—	72	2
Business Technology and Administration	—	—	1	—

(1)
We have submitted, or are in the process of submitting, the requisite applications to the applicable state education authorities for approval to offer the diploma programs identified in this column as associate degree programs at each of the affected ITT Technical Institutes.

(2)
Electronics program.

(3)
Design program.

(4)
IT program.

(5)
Depending on the location of the ITT Technical Institute, this program of study may have been approved by the applicable state education authority(ies) either as a separate program or one of as many as four disciplines of one program of study. For purposes of this table, this program is considered to be a separate program of study at every ITT Technical Institute where it was taught.

(6)
Resident and online program. Our Indianapolis institute is the only institute that presently offers the online program.

        As of December 31, 2002, approximately 36% of our students were enrolled in IT programs, approximately 40% were enrolled in electronics programs, approximately 23% were enrolled in design programs and approximately 1% were enrolled in other programs. We design our IT programs to help graduates prepare for careers in various fields involving IT by offering students a broad-based foundation in a variety of technical skills used in those fields. Graduates of our IT programs have obtained a variety of entry-level positions in various fields involving IT, such as network administrator, technical support, network technician and systems technician. We design our electronics programs to help graduates prepare for careers in various fields involving electronics by offering students a practical education with respect to specific electronic circuits and specialized techniques. Graduates of our electronics programs have obtained a variety of entry-level positions in various fields involving electronics, such as electronics product design and fabrication, communications, computer technology, industrial electronics, instrumentation, telecommunications and consumer electronics. We develop our design programs to help graduates prepare for careers in various fields involving design through the teaching of computer-aided drafting and design techniques. Graduates of our design programs have obtained a variety of entry-level positions in various fields involving drafting and design, such as computer-aided drafting, electrical and electronics drafting, mechanical drafting, architectural and construction drafting, civil drafting, interior design, landscape architecture and multimedia communications.

        We generally organize the academic schedule of undergraduate programs at our institutes on the basis of four 12-week academic quarters with new students beginning at the start of each academic quarter. Students can complete our associate degree programs in eight academic quarters or less, and bachelor degree programs in at least 12 academic quarters. We typically offer classes in most programs in 3.5 to 5 hour sessions three or five days a week, Monday through Saturday and, depending on student enrollment, sessions are generally available in the morning, afternoon and evening. This class schedule generally provides students with the flexibility to pursue employment opportunities concurrently with their studies. Based on student surveys, we believe that a substantial majority of our students work at least part-time during their programs of study.

        We organize the academic schedule of the Master of Project Management ("MPM") program, currently our only graduate degree program of study, on a non-term basis. Students attending the MPM program take one- to six-week courses sequentially one at a time and can complete the MPM program in 21 months. We typically offer classes in the MPM program in four-hour sessions one night a week, which generally accommodates students who work full-time. Students may generally begin the MPM program once the minimum number of applicants necessary to start a new class has been assembled. Our Indianapolis institute is the only institute that presently offers the MPM program.

        Most of our programs of study blend traditional academic content with applied learning concepts and have the objective of helping graduates begin to prepare for a changing economic and technological environment. A significant portion of most programs offered at our institutes involves practical study in a lab environment.

        The content of technical courses in each program of study is substantially standardized among our institutes to provide greater uniformity and to better enable students to transfer, if necessary, to other institutes offering the same programs with less disruption to their education. We regularly review each curriculum to respond to changes in technology and industry needs. Each of our institutes has established an advisory committee for each field of study, which is comprised of representatives of local employers. These advisory committees assist our institutes in assessing and updating curricula, equipment and laboratory design. In addition to courses directly related to a student's program of study, our programs also include general education courses, such as economics, humanities, oral and written communications and sociology.

        Tuition for a student entering an undergraduate program in December 2002 for 36 quarter credit hours (the minimum course load of a full-time student for an academic year at traditional two- and four-year colleges) is $12,288 for all of our programs, except as adjusted in some states to reflect applicable taxes and fees. We typically adjust the tuition for our programs of study at least annually. The majority of students attending resident programs at our institutes lived in that institute's metropolitan area prior to enrollment. We do not provide any student housing.

Student Recruitment

        We strive to attract students with the motivation and ability to complete the career-oriented educational programs offered by our institutes. To generate interest among potential students, we engage in a broad range of activities to inform potential students and their parents about our institutes and the programs they offer. These activities include television, Internet and other media advertising, direct mailings and high school visits.

        We centrally coordinate and develop our television advertising. We direct our television advertising at a combination of both the national market and the local markets in which our institutes are located. Our television commercials generally include a toll free telephone number and a website address for direct responses and information about the location of our institutes in the area. We centrally receive, track and forward responses to our television advertising to the appropriate institute representatives to contact prospective students and schedule interviews. We target our direct mail campaigns at different groups of potential postsecondary students, including, among others, high school students and working adults. We centrally receive, track and forward responses to direct mail campaigns to the appropriate institute representatives.

        We employ a director of recruitment at each of our institutes, who reports to the director of that institute. We centrally establish, but implement at the local level, recruiting policies and procedures, as well as standards for hiring and training sales representatives. We employ approximately 650 sales representatives to assist in local recruiting efforts. These representatives perform their services in student recruitment offices located at each of our institutes. Our sales representatives also visit the homes of prospective students and make presentations to students at high schools. These presentations promote our institutes and obtain information about high school juniors and seniors who may be interested in attending our institutes.

        Local sales representatives of an institute pursue expressions of interest from potential undergraduate students for our resident programs of study by contacting prospective students and arranging for interviews either at such institute or at prospective students' homes. We have designed these interviews to establish a prospective student's qualifications, academic background, interests, motivation and goals for the future. We pursue expressions of interest from potential undergraduate students for our online programs of study by providing program and resource information on our website and through telecommunications and the mail. We also pursue expressions of interest from potential graduate students by contacting them and arranging for their attendance at an informational seminar providing information about the institute and the MPM program.

        Student recruitment activities are subject to substantial regulation at both the state and federal level. Most states have bonding and licensing requirements that apply to many of our representatives. Our Vice President, Recruitment and the directors of field recruitment and training oversee the implementation of recruitment policies and procedures. In addition, our internal audit department generally reviews student recruiting practices relating to student presentations and the execution and completion of enrollment agreements at each of our institutes on an annual basis.

Student Admission and Retention

        We strive to admit incoming students that have the ability to complete their chosen programs of study. We require all applicants for admission to any of our institutes' resident undergraduate programs to have a high school diploma or a recognized equivalent and either pass an admission examination administered by the school, demonstrate achievement of a desired score on one of the two more widely recognized college entrance examinations, or possess an associate or higher level degree from an accredited educational institution. Students interested in our MPM program must satisfy additional admission criteria that generally require, among other things, that the student must first earn a bachelor degree and possess at least three years' full-time work experience. Students of varying ages and backgrounds attend our institutes. At December 31, 2002, approximately 21% of the students were 19 years of age or younger, 40% were between 20 and 24 years of age, 23% were between 25 and 30 years of age and 16% were age 31 or over. Male students accounted for approximately 84% of total enrollment as of December 31, 2002, while total minority enrollment at our institutes (based on applicable federal classifications) was approximately 42%.

        The faculty and staff at each of our institutes strive to help students overcome obstacles to the completion of their programs of study. As is the case in other postsecondary institutions, however, students often fail to complete their programs for a variety of personal, financial or academic reasons. Student withdrawals prior to program completion not only affect the student, they also have a negative regulatory, financial and marketing effect on the institute. To minimize student withdrawals, each of our institutes devotes staff resources to assist and advise students regarding academic and financial matters. We encourage academic advising and tutoring in the case of undergraduate students experiencing academic difficulties. We also offer assistance and advice to undergraduate students in our resident programs who are looking for part-time employment and housing. In addition, we consider factors relating to student retention in the performance evaluation of all of our instructors.

        Students who withdraw are most likely to do so before they begin their second academic quarter of study at our institutes. Approximately 16% of all students who enroll in our institutes withdraw before their second academic quarter of study and approximately 34% withdraw at some point after the start of their second academic quarter. As a result, new institutes generally have higher withdrawal rates than institutes which have been open for five or more years. Approximately 60% of all students who continue their education past their first academic quarter complete their education at one of our institutes.

        In December 2002, we discontinued admitting new students at two of our ITT Technical Institutes: one in Hayward, California and the other in Santa Clara, California. We intend to gradually cease all operations at each of these two institutes over approximately two years as the institute fulfills its obligations to the students enrolled in programs of study at the institute. We do not believe that the cessation of operations at these two institutes will have a material adverse effect on our financial condition, results of operations or cash flows.

Graduate Employment

        We believe that the success of graduates from undergraduate programs who begin their careers in fields involving their programs of study is critical to the ability of our institutes to continue to recruit undergraduate students. We try to obtain data on the number of undergraduate students employed following graduation. The reliability of such data depends largely on information that students and employers report to us. Based on this information, we believe that approximately 77% of the students graduating from our institutes' undergraduate programs (other than graduates of our associate degree programs who continued in a bachelor degree program at one of our institutes) during 2001 obtained employment or were already employed in fields involving their programs of study by May 26, 2002.

        Each of our institutes employs personnel to offer students and graduates of undergraduate programs career services. These persons assist in job searches and solicit employment opportunities from employers. In addition, certain courses in our undergraduate programs of study include instruction on job search techniques, the use of relevant reference materials, the composition of resumes and letters of introduction and the appropriate preparation, appearance and conduct for interviews. We do not offer career services to students in the graduate program of study.

        Based on information from students and employers who responded to our inquiries, we estimate that the reported annual starting salaries averaged approximately $27,600 for the students of our institutes' undergraduate degree programs who graduated in 2001 and obtained employment or were already employed in fields involving their programs of study.

        The average annual salary upon graduation for our graduates may vary significantly among our institutes depending on local employment conditions and each graduate's background. Initial employers of graduates from our institutes' undergraduate programs include small, medium and large companies.

Faculty

        We hire faculty members in accordance with criteria established by us, the accrediting commission that accredits our institutes and the state education authorities that regulate our institutes. In most programs, we strive to hire faculty with related work experience and academic credentials to teach most technical subjects. Faculty members typically include program chairs and various categories of instructors. Our institutes currently employ a total of approximately 1,100 full-time and 900 part-time or adjunct faculty members.

Administration and Employees

        Each of our institutes is administered by a director who has overall responsibility for the management of the institute. The administrative staff of each institute also includes a director of recruitment, a director of career services, a director of finance, a dean and a registrar. We employ approximately 150 people at our corporate headquarters in Indianapolis, Indiana. We currently have approximately 3,100 full-time and 1,600 part-time employees. In addition, we currently employ approximately 130 students as laboratory assistants and in other part-time positions. None of our employees are represented by labor unions.

        Our headquarters provides centralized services to all of our institutes in the following areas:

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  accounting

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  marketing

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  public relations

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  curricula development

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  data processing

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  purchasing

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  legal

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  regulatory

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  legislative affairs

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  real estate

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  network systems

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  human resources

        In addition, national managers of each of the following major institute functions reside at our headquarters and develop policies and procedures to guide these functions at our institutes:

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  recruiting

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  finance

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  academic affairs

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  career services

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  library

        Managers located at our headquarters closely monitor the operating results of each of our institutes and periodically conduct on-site reviews.

Competition

        The postsecondary education market in the United States is highly fragmented and competitive with no private or public institution enjoying a significant market share. Our institutes compete for students with four-year and two-year degree-granting institutions, which include nonprofit public and private colleges and for-profit institutions, as well as with alternatives to higher education such as military service or immediate employment. We believe competition among educational institutions is based on the quality of the educational program, perceived reputation of the institution, cost of the program and employability of graduates. Certain public and private colleges may offer programs similar to those offered by our institutes at a lower tuition cost due in part to government subsidies, foundation grants, tax deductible contributions or other financial resources not available to for-profit institutions. Other for-profit institutions offer programs that compete with those of our institutes. Certain of our competitors in both the public and private sector have greater financial and other resources than we do.

Federal and Other Financial Aid Programs

        In 2002, we indirectly derived approximately 65% of our revenues, determined on a cash accounting basis as defined by the ED's regulations, from the federal student financial aid programs under Title IV (the "Title IV Programs") of the Higher Education Act of 1965, as amended (the "HEA"). Our institutes' students also rely on state financial aid programs, family contributions, unaffiliated private loan programs, scholarships, personal savings, employment and other resources to pay their educational expenses. Students at our institutes receive grants, loans and other aid to fund the cost of their education under the following Title IV Programs:

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  the Federal Family Education Loan (the "FFEL") program, which accounted in aggregate for approximately 56% of our revenues in 2002;

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  the Federal Pell Grant (the "Pell") program, which accounted in aggregate for approximately 12% of our revenues in 2002;

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  the William D. Ford Federal Direct Loan (the "FDL") program, which accounted in aggregate for approximately 1% of our revenues in 2002;

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  the Federal Work-Study (the "Work-Study") program, which makes federal funds available to provide part-time employment to students and under which our institutes employed approximately 385 students and paid $1,672,000 in student wages in 2002;

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  the Federal Perkins Loan (the "Perkins") program, which accounted in aggregate for less than 1% of our revenues in 2002; and

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  the Federal Supplemental Educational Opportunity Grant (the "SEOG") program, which accounted in aggregate for less than 1% of our revenues in 2002.

        The Work-Study, Perkins and SEOG programs each require our institutions to make a 25% matching contribution for all of the federal funds the institution receives from the ED under those programs. In 2002, our 25% matching contribution amounted to $565,000 for the Work-Study program, $0 for the Perkins program and $67,000 for the SEOG program.

        In 2002, we indirectly derived approximately 4% of our revenues from state student financial aid programs and our students were awarded approximately $0.3 million in institutional scholarships. We also provide tuition discounts to our full-time employees and their dependents to attend our institutes. For 2002, the cost of these employee educational discounts was approximately $0.7 million.

        In 2002, we indirectly derived approximately 14% of our revenues from unaffiliated, private loan programs that were made available to eligible students (and, under some programs, their parents) at various ITT Technical Institutes to help fund a portion of the students' cost of education. We have no financial responsibility with respect to any loans made to students or their parents under those programs, except for approximately $1.7 million of loans made in the mid-1990's for which we have guaranteed repayment to the lender if the borrowers fail to pay. Based on our experience with the repayment of Title IV Program loans by students, we do not believe that such guarantee will result in a material adverse effect on our financial condition, results of operations or cash flows.

Regulation of Federal Financial Aid Programs

        In order to participate in Title IV Programs, our institutions must each comply with the standards set forth in the HEA and the regulations promulgated thereunder by the ED. The purpose of these standards is to limit institutional dependence on Title IV Program funds, prevent institutions with unacceptable student loan default rates from participating in Title IV Programs and, in general, require institutions to satisfy certain criteria related to educational value, administrative capability and financial responsibility. These standards are applied primarily on an institutional basis, with an institution defined as a main campus and its additional locations or branch campuses, if any. Twenty-nine of our 74 institutes are main campuses and 45 are additional locations. The HEA standards require an institution to obtain and periodically renew its certification by the ED as an "eligible institution" that has been authorized by the relevant state education authority or authorities and accredited by an accrediting commission recognized by the ED. All 74 of our institutes currently participate in Title IV Programs.

        The ED and other regulatory authorities subject for-profit providers of postsecondary education to increased scrutiny and regulation. We believe that all of our institutes substantially comply with the HEA and its implementing regulations. We cannot, however, predict with certainty how all of the HEA provisions and the implementing regulations will be applied. As described below, the violation of Title IV Program requirements by us or any of our institutes could have a material adverse effect on our financial condition, results of operations or cash flows. In addition, it is possible that the HEA and its implementing regulations may be applied in a way that could hinder our operations or expansion plans.

        Significant factors relating to Title IV Programs that could adversely affect us include the following:

        Legislative Action.    Political and budgetary concerns significantly affect Title IV Programs. The U.S. Congress must reauthorize the HEA approximately every six years. The most recent reauthorization, which occurred in October 1998, reauthorized the HEA through September 2003 and included an automatic one-year extension if the next HEA reauthorization is not completed before the end of September 2003. In addition, the U.S. Congress determines federal appropriations for Title IV Programs on an annual basis. The U.S. Congress can also make changes in the laws affecting Title IV Programs in those annual appropriations bills and in other laws it enacts between the HEA reauthorizations. Since a significant percentage of our revenues is indirectly derived from Title IV Programs, any action by the U.S. Congress that significantly reduces Title IV Program funding or the ability of our institutes or students to participate in Title IV Programs could have a material adverse effect on our financial condition or results of operations.

        If one of our institutes lost its eligibility to participate in Title IV Programs, or if Congress significantly reduced the amount of available Title IV Program funding, we would try to arrange or provide alternative sources of financial aid for that institute's students. There are a number of private organizations that provide loans to students. Although we believe that one or more private organizations would be willing to provide loans to students attending one of our institutes, we cannot assure you that this would occur or that the interest rate and other terms of such loans would be as favorable as for Title IV Program loans. In addition, the private organizations could require us to guarantee all or part of this assistance and we might incur other additional costs. If we provided more direct financial assistance to our students, we would incur additional costs and assume increased credit risks.

        Legislative action may also increase our administrative costs and burden and require us to adjust our practices in order for our institutes to comply fully with the legislative requirements, which could have a material adverse effect on our financial condition or results of operations.

        Student Loan Defaults.    Under the HEA, an institution may lose its eligibility to participate in some or all Title IV Programs, if the rates at which the institution's students default on their federal student loans exceed specified percentages. The ED calculates these rates on an institutional basis, based on the number of students who have defaulted, not the dollar amount of such defaults. The ED calculates an institution's cohort default rate on an annual basis as the rate at which borrowers scheduled to begin repayment on their loans in one year default on those loans by the end of the next year. Each institution participating in the FFEL and/or FDL programs receives a FFEL/FDL cohort default rate for each federal fiscal year based on defaulted FFEL and FDL program loans. An institution whose FFEL/FDL cohort default rate is 25% or greater for three consecutive federal fiscal years loses eligibility to participate in the FFEL, FDL and Pell programs for the remainder of the federal fiscal year in which the ED determines that the institution has lost its eligibility and for the two subsequent federal fiscal years. An institution can appeal this loss of eligibility. During the pendency of any such appeal, the institution remains eligible to participate in the FFEL, FDL and Pell programs. If an institution continues its participation in the FFEL and/or FDL programs during the pendency of any such appeal and the appeal is unsuccessful, the institution must pay the ED the amount of interest, special allowance, reinsurance and any related payments paid by the ED (or which the ED is obligated to pay) with respect to the FFEL and FDL program loans made to the institution's students or their parents that would not have been made if the institution had not continued its participation (the "Direct Costs"). If a substantial number of our campus groups were subject to losing their eligibility to participate because of their FFEL/FDL cohort default rates, the potential amount of the Direct Costs for which we would be liable if our appeals were unsuccessful would prevent us from continuing some or all of the affected campus groups' participation in the FFEL and/or FDL programs during the pendency of those appeals. In addition to the consequences resulting from an institution having three consecutive years of FFEL/FDL cohort default rates of 25% or greater, the ED will terminate the eligibility to participate in all Title IV Programs of an institution whose FFEL/FDL cohort default rate for any single fiscal year exceeds 40%.

        None of our campus groups had a FFEL/FDL cohort default rate equal to or greater than 25% for the 1998, 1999 or 2000 federal fiscal years, the most recent years for which the ED has published FFEL/FDL official cohort default rates. None of our campus groups had a FFEL/FDL preliminary cohort default rate equal to or greater than 25% for the 2001 federal fiscal year, which preliminary rates were issued by the ED in February 2003.

        If an institution's FFEL/FDL cohort default rate is 25% or greater in any of the three most recent federal fiscal years, or if its cohort default rate for loans under the Perkins program exceeds 15% for any federal award year, the ED may place that institution on provisional certification status. A federal award year is July 1 through June 30. Nineteen of our campus groups (consisting of 43 institutes) had a Perkins cohort default rate in excess of 15% for students who were scheduled to begin repayment in the 2000/2001 federal award year (the most recent year for which the ED has published Perkins cohort default rates) and went into default by June 30, 2002. When all of the ITT Technical Institute campus groups were recertified by the ED to participate in Title IV Programs during December 2001 and January 2002, one of the reasons given by the ED for placing seven of our campus groups (consisting of 13 institutes) on provisional certification was their Perkins cohort default rate. See "—Administrative Capability" and "—Eligibility and Certification Procedures."

        The servicing and collection efforts of student loan lenders and guaranty agencies help to control our FFEL/FDL cohort default rates. We are not affiliated with any student loan lenders or guaranty agencies. We supplement their efforts by attempting to contact students to advise them of their responsibilities and any deferment or forbearance for which they may qualify. We have also contracted with third-party servicers who provide additional assistance in reducing defaults under the FFEL, FDL and Perkins programs by students who attended some of our institutes.

        Financial Responsibility Standards.    The HEA and its implementing regulations prescribe specific financial responsibility standards that an institution must satisfy to participate in Title IV Programs. The ED's current standards of financial responsibility involve three ratios:

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  the equity ratio, which measures the institution's capital resources, ability to borrow and financial viability;

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  the primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and

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  the net income ratio, which measures the ability of an institution to operate at a profit.

The ED assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. The ED then weights an institution's strength factors based on an assigned weighting percentage for each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the ED without the need for further oversight. We have calculated that the application of these regulations to our audited financial statements for our 2002 fiscal year results in a composite score of 2.2 for our institutions on a consolidated basis.

        Historically, the ED has evaluated the financial condition of our institutes on a consolidated basis based on our financial statements. The ED's regulations, however, permit the ED to examine our financial statements, the financial statements of each campus group, and the financial statements of any related party. When the ED reviewed the applications of our campus groups for continued certification to participate in Title IV Programs in late 2001, the ED determined that each of our campus groups satisfied the ED's financial responsibility standards. If the ED determines that an institution does not satisfy the ED's financial responsibility standards, that institution may establish its financial responsibility on one of several alternative bases, including posting a letter of credit in an amount equal to a specified percentage of the total Title IV Program funds received by the institution during the institution's most recently completed fiscal year and, in some cases, agreeing to receive Title IV Program funds under an arrangement other than the ED's standard advance funding arrangement while being provisionally certified.

        Another significant financial responsibility standard requires an institution to post a letter of credit with the ED in an amount equal to 25% of the total dollar amount of unearned Title IV Program funds that the institution was required to return during its most recently completed fiscal year, if the institution was found to have untimely returned unearned Title IV Program funds with respect to 5% or more of its withdrawn students in either of its two most recently completed fiscal years. No review by the ED, a state or a guaranty agency has found that any of our institutes was violating the ED's standard on the timely return of unearned Title IV Program funds. Based on our current understanding of how the ED applies the current financial responsibility standards, we do not believe that these standards will have a material adverse effect on our financial condition, results of operations or expansion plans.

        Return of Funds for Withdrawn Students.    The HEA and its implementing regulations impose limits on the amount of Title IV Program funds withdrawing students can use to pay their education costs (the "Return Policy"). The Return Policy permits a student to use only a pro rata portion of the Title

IV Program funds that the student would otherwise be eligible to use, if the student withdraws during the first 60% of any period of enrollment. For our institutes, a period of enrollment is generally an academic quarter. The institution must return to the appropriate lenders or the ED any Title IV Program funds that the institution receives on behalf of a withdrawing student in excess of the amount the student can use for such period of enrollment.

        The standards of most state education authorities that regulate our institutes (the "SEAs") and the Accrediting Council for Independent Colleges and Schools (the "ACICS") that accredits our institutes limit a student's obligation for tuition and fees to an institution, if a student withdraws from the institution (the "Refund Policy"). Depending on when a student withdraws during an academic quarter and the applicable Refund Policy, in many instances the student remains obligated to the ITT Technical Institute for some or all of the student's education costs that were paid by the Title IV Program funds returned under the Return Policy. In these instances, many withdrawing students are unable to pay all of their education costs, unless the students have access to other sources of financial aid. We have arranged for unaffiliated private funding sources to offer eligible students loans that can help replace any Title IV Program funds that are returned if any of those students withdraw. We believe that other unaffiliated private funding sources would also be willing to make these types of loans available to our students, but we cannot assure you of this. If these types of loans were unavailable, we would be unable to collect a significant portion of many withdrawing students' education costs.

        The "90/10" Rule.    Under a provision of the HEA commonly referred to as the "90/10" Rule, a for-profit institution, such as each of our campus groups, becomes ineligible to participate in Title IV Programs if, on a cash accounting basis, the institution derives more than 90% of its applicable revenues for a fiscal year from Title IV Programs. If any of our campus groups violated the 90/10 Rule for any fiscal year, it would be ineligible to participate in Title IV Programs as of the first day of the following fiscal year and would be unable to apply to regain its eligibility until the next fiscal year. Furthermore, if one of our campus groups violated the 90/10 Rule and became ineligible to participate in Title IV Programs but continued to disburse Title IV Program funds, the ED would require the institution to repay, with limited exceptions, all Title IV Program funds disbursed by the institution after the effective date of the loss of eligibility. For our 2002 fiscal year, none of our campus groups derived more than 73% of its revenues on a cash accounting basis from Title IV Programs, with a range from approximately 52% to approximately 73%.

        Administrative Capability.    The HEA directs the ED to assess the administrative capability of each institution to participate in Title IV Programs. ED regulations require each institution to satisfy a series of separate standards that demonstrate administrative capability. Failure to satisfy any of the standards may lead the ED to find the institution ineligible to participate in Title IV Programs or to place the institution on provisional certification as a condition of its participation. A violation of these requirements could also subject the institution to other penalties. See "—Compliance with Regulatory Standards and Effect of Regulatory Violations."

        One standard that applies to programs with the stated objective of preparing students for employment requires the institution to show a reasonable relationship between the length of the program and the entry-level job requirements of the relevant field of employment. Other standards provide that an institution lacks administrative capability if its FFEL/FDL cohort default rate equals or exceeds 25% for any of the three most recent federal fiscal years for which such rates have been published, or if its Perkins cohort default rate exceeds 15% for any federal award year.

        Nineteen of our campus groups (consisting of 43 institutes) had a Perkins cohort default rate in excess of 15% for the most recent federal award year for which such rates have been published. When all of the ITT Technical Institute campus groups were recertified by the ED to participate in Title IV Programs during December 2001 and January 2002, one of the reasons given by the ED for placing seven of our campus groups (consisting of 13 institutes) on provisional certification was their Perkins cohort default rate. See "—Student Loan Defaults" and "—Eligibility and Certification Procedures."

        Compensation of Recruitment, Admission and Financial Aid Employees.    An additional standard prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity. Prior to November 2002, the ED's regulations implementing this provision of the HEA repeated almost verbatim the language of the HEA, and the ED's interpretations of this provision were inconsistent and generally not publicly disseminated. In November 2002, after re-examining Congress' original intent and purposes in enacting this HEA provision, the ED revised its regulations to clarify its interpretation of this provision and set forth 12 types of activities and payment arrangements that an institution may carry out without violating this provision (the "Safe Harbors"). One of the Safe Harbors permits the payment of fixed compensation, such as fixed annual salary or hourly wage. The fixed compensation may not be adjusted up or down more than twice during any 12-month period, and any adjustment to the fixed compensation cannot be based solely on the number of students recruited, admitted, enrolled or awarded financial aid. Prior to November 2002, we believe that we compensated our employees involved in student recruitment, admissions or financial aid in accordance with this Safe Harbor. The regulations issued in November 2002 become effective July 1, 2003, but any institution may elect to implement the regulations at any date on or after November 1, 2002. The ED is currently investigating our method of compensation for employees involved in student recruitment. We cannot assure you that the ED will not find any deficiencies in our method of compensation, but we believe that our method of compensation has always complied with the HEA provision and both the ED's original and revised implementing regulations. If the ED determines that our method of compensation for employees involved in student recruitment violates this provision of the HEA, the ED could subject us to monetary fines or penalties (including repaying a substantial portion of the Title IV Program funds that we disbursed during the last several years) or other sanctions (including a limitation, suspension or termination of our ability to participate in Title IV Programs). Any substantial restrictions on our ITT Technical Institutes' ability to participate in Title IV Programs would adversely affect our ability to enroll students, expand the number of our institutes and increase the number of the programs of study offered at our institutes.

        In August 2000, the ED advised us that, during the pendency of its investigation of our method of compensation for employees involved in student recruitment, it would not approve any application submitted by any ITT Technical Institute with respect to any change of ownership, additional location, certification of initial or continuing eligibility, or extension of course or program offerings (such as raising the level of programs offered at an institution). During December 2001 and January 2002, however, the ED recertified all of our ITT Technical Institute campus groups to participate in Title IV Programs. In addition, as part of the recertification, the ED approved (a) five ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at one of our campus groups. In the third quarter of 2002, the ED also approved (a) two ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at two of our campus groups. Nevertheless, we cannot assure that the ED will, during the pendency of its investigation, approve any further applications submitted by any ITT Technical Institute with respect to any change of ownership, additional location, certification of initial or continuing eligibility or extension of course or program offerings. See "—Additional Locations and Programs," "—Eligibility and Certification Procedures." "—Compliance with Regulatory Standards and Effect of Regulatory Violations," and "Business—Change in Control." A material adverse effect on our expansion plans, financial condition, results of operations and cash flows would result if the ED's restrictions are not lifted prior to 2006. We cannot assure you that the ED will lift its restrictions prior to 2006 or that the ED will not place additional or other more severe restrictions on our ITT Technical Institutes' ability to participate in Title IV Programs.

        Additional Locations and Programs.    Our expansion plans assume we will be able to continue to obtain the necessary ED, ACICS and SEA approvals to establish new institutes as additional locations of existing main campuses and to expand the program offerings at our existing institutes. From 2000 through 2002, we established seven new additional locations, all of which are participating in Title IV Programs, and added 461 programs at our existing institutes.

        The HEA requires a for-profit institution to operate for two years before it can qualify to participate in Title IV Programs. If an institution that is certified to participate in Title IV Programs establishes an additional location that offers at least 50% of an entire educational program and obtains the necessary SEA and accrediting commission approvals, that additional location can participate in Title IV Programs immediately upon being reported to the ED, unless one of the following restrictions applies, in which case the ED must approve the additional location before it can participate in Title IV Programs:

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  the institution is provisionally certified to participate in Title IV Programs (See "—Eligibility and Certification Procedures");

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  the institution receives Title IV Program funds under the ED's reimbursement or cash monitoring payment method;

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  the institution acquired the assets of another institution that provided educational programs at that location during the preceding year and participated in Title IV Programs during that year;

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  the institution would be subject to loss of eligibility to participate in Title IV Programs, because the additional location lost its eligibility to participate in Title IV Programs as a result of high FFEL/FDL cohort default rates; or

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  the ED previously notified the institution that it must apply for approval to establish an additional location.

        In August 2000, the ED advised us that, during the pendency of its investigation of our method of compensation for employees involved in student recruitment, the ED would not approve any application submitted by any of our campus groups for an additional location. Since August 2000, however, the ED has approved seven ITT Technical Institutes as new additional locations of existing main campuses. See "—Compensation of Recruitment, Admission and Financial Aid Employees."

        The HEA and applicable regulations permit students to use Title IV Program funds only to pay the cost associated with enrollment in an eligible program offered by an institution participating in Title IV Programs. The HEA and applicable regulations do not restrict the number or delay the introduction of educational programs that an institution may offer, but each new program must satisfy all applicable eligibility requirements. The ED previously advised us that, during the pendency of its investigation of our method of compensation for employees involved in student recruitment, the ED would not approve any extension of any of our campus groups' course or program offerings (such as raising the level of programs offered at the institution). Since that time, however, the ED has approved an increase in the level of program offerings from associate degree to bachelor degree at three of our campus groups. See "—Compensation of Recruitment, Admission and Financial Aid Employees."

        The ACICS accreditation criteria generally permit an institution's main campus to establish an additional location. Although the ACICS criteria may limit our ability to establish additional locations and expand the programs offered at an institute in certain circumstances, we do not believe, based on our current understanding of how the accreditation criteria will be applied, that these limitations will have a material adverse effect on our expansion plans. See "—State Authorization and Accreditation."

        State laws and regulations generally treat each of our institutes as a separate, unaffiliated institution and do not distinguish between main campuses and additional locations. State laws and regulations generally do not limit the number of institutes that we can establish within the state or the number of programs that our institutes can offer, so long as each institute satisfies all requirements to obtain any required state authorizations. In some states, the requirements to obtain state authorization limit our ability to establish new institutes and offer new programs. The process of obtaining any required state authorizations can also delay the opening of new institutes or the offering of new programs. Based on our current understanding of how the state laws and regulations in effect in the states where we are located or anticipate establishing a new location will be applied, we do not believe that these limitations will have a material adverse effect on our expansion plans. See "—State Authorization and Accreditation."

        Eligibility and Certification Procedures.    The HEA and its implementing regulations require each institution to periodically reapply to the ED for continued certification to participate in Title IV Programs. The ED recertifies each institution deemed to be in compliance with the HEA and the ED's regulations for a period of six years or less. Before that period ends, the institution must apply again for recertification. In August 2000, the ED advised us that, during the pendency of its investigation of our method of compensation for employees involved in student recruitment, it would not approve any application submitted by any of our campus groups for recertification to participate in Title IV Programs. During December 2001 and January 2002, however, the ED recertified all of our ITT Technical Institute campus groups to participate in Title IV Programs. See "—Compensation of Recruitment, Admission and Financial Aid Employees." The current ED certification of our ITT Technical Institute campus groups extends through June 30, 2003 for nine campus groups and through December 31, 2003 for the remaining 20 campus groups.

        The ED may place an institution on provisional certification for a period of three years or less, if it finds that the institution does not fully satisfy all the eligibility and certification standards. If an institution successfully participates in Title IV Programs during its period of provisional certification but fails to satisfy the full certification criteria, the ED may renew the institution's provisional certification. The ED may withdraw an institution's provisional certification without advance notice, if the ED determines that the institution is not fulfilling all material requirements. The ED may also more closely review an institution that is provisionally certified, if it applies for approval to open a new location or makes some other significant change affecting its eligibility. Provisional certification does not otherwise limit an institution's access to Title IV Program funds.

        During December 2001 and January 2002, all of our campus groups were provisionally certified to participate in Title IV Programs, because of the ED's pending investigation of our method of compensation for employees involved in student recruitment. An additional reason given by the ED for provisionally certifying seven of our campus groups (consisting of 13 institutes) was that their Perkins cohort default rate exceeded 30%.

        Title IV Program Funds Management.    ED regulations govern how an institution participating in Title IV Programs requests, maintains, disburses and otherwise manages Title IV Program funds. These regulations require institutions to disburse all Title IV Program funds by payment period. For our institutes, the payment period is an academic quarter. These regulations affect the timing of our receipt and disbursement of federal student loan funds and prescribe time frames within which our campus groups must notify Title IV Program fund recipients of certain information and return any undisbursed Title IV Program funds.

        Availability of Lenders and Guarantors. A number of lenders are unwilling to make federally guaranteed student loans under the FFEL program to students at some for-profit institutions. To date, however, the availability of lenders has not affected the ability of our students to obtain FFEL program loans.

        During 2002, one lender made approximately 90% of all FFEL program loans received by our students. We believe that other lenders would be willing to make FFEL program loans to our students, if such loans were no longer available from our primary lender, but we cannot assure you of this. The HEA requires the establishment of lenders of last resort in every state to make loans to students at any school that cannot otherwise identify lenders willing to make FFEL program loans to its students. Using a lender of last resort may delay the receipt of FFEL program loans by our students and slightly reduce the total loan access for our students, but should not have a material adverse effect on our financial condition, results of operations or cash flows. Lenders of last resort will not provide loans under the Federal PLUS program (a FFEL program), which accounted in aggregate for 13% of our revenues in 2002, and are not required to provide unsubsidized loans under the Federal Stafford Loan program (a FFEL program), which accounted in aggregate for 13% of our revenues in 2002, and are not required to provide unsubsidized loans under the Federal Stafford Loan program (a FFEL program), which accounted in aggregate for 25% of our revenues in 2002.

        During 2002, one student loan guaranty agency guaranteed approximately 99% of all FFEL program loans received by our students. We believe that other guaranty agencies would be willing to guarantee FFEL program loans received by our students if that guaranty agency ceased guaranteeing such loans or reduced the volume of loans guaranteed, but we cannot assure you of this. Most states have a designated guaranty agency that we believe would guarantee most, if not all, FFEL program loans received by our students in that state. In addition, the HEA's lender of last resort program provides for the guarantee of FFEL program loans made by lenders of last resort. Thus, any reduction in the volume of FFEL program loans for our students guaranteed by the institutes' primary guaranty agency should not have a material adverse effect on our financial condition, results of operations or cash flows. We do not make or guarantee any Title IV Program loans to any student attending any of our institutes.

        Compliance with Regulatory Standards and Effect of Regulatory Violations.    Our internal audit department reviews our institutes' compliance with Title IV Program requirements and typically conducts an annual compliance review of each of our institutes. The review addresses numerous compliance areas, including student tuition refunds, student academic progress, student admission, graduate employment, student attendance, student financial aid applications, implementation of prior audit recommendations and a general review of student recruiting practices relating to student presentations and the execution and completion of enrollment agreements.

        Our institutes are subject to audits and program compliance reviews by various external agencies, including the ED, state agencies, guaranty agencies and the ACICS. The HEA and its implementing regulations also require that an institution's administration of Title IV Program funds be audited annually by an independent accounting firm and that the resulting audit report be submitted to the ED for review. If the ED or another regulatory agency determined that one of our institutes improperly disbursed Title IV Program funds or violated a provision of the HEA or the implementing regulations, that institute could be required to repay such funds to the ED or the appropriate state agency or lender and could be assessed an administrative fine. The ED could also subject the institute to heightened cash monitoring, or could transfer the institute from the advance system of receiving Title IV Program funds to the reimbursement system, under which a school must disburse its own funds to students and document the students' eligibility for Title IV Program funds before receiving such funds from ED. Violations of Title IV Program requirements could also subject us or our institutes to other civil and criminal penalties.

        Significant violations of Title IV Program requirements by us or any of our institutes could be the basis for a proceeding by the ED to limit, suspend or terminate the participation of the affected institutes in Title IV Programs. If the ED terminates an institution's participation in Title IV Programs, the institution in most circumstances must wait 18 months before requesting a reinstatement of its participation. An institution that loses its eligibility to participate in the FFEL, FDL, Pell or Perkins programs due to high cohort default rates for three consecutive years normally may not apply to resume participation in those programs for at least two federal fiscal years. An institution that loses its eligibility to participate in Title IV Programs due to a violation of the 90/10 Rule may not apply to resume participation in Title IV Programs for at least one year.

        There is no proceeding pending to fine any of our institutes or to limit, suspend or terminate any of our institutes' participation in Title IV Programs. The ED is currently investigating our method of compensation for employees involved in student recruitment. If this investigation causes the ED to substantially limit, suspend or terminate our institutes' participation in Title IV Programs or levy significant monetary fines or penalties, there would be a material adverse effect on our expansion plans, financial condition, results of operations and cash flows. If any proceeding substantially limited our institutes' participation in Title IV Programs or required the repayment of a substantial sum of Title IV Program funds that our institutes disbursed in prior years, we would be materially adversely affected, even if we could arrange or provide alternative financing sources or repay those funds. If an institute lost its eligibility to participate in Title IV Programs and we could not arrange for alternative financing sources for our students, we would probably have to close that institute. See "—Compensation of Recruitment, Admission and Financial Aid Employees."

State Authorization and Accreditation

        We are subject to extensive and varying regulation in each of the 28 states in which we currently operate an institute and in 14 other states in which our institutes recruit students. Each of our institutes must be authorized by the applicable SEAs to operate and grant degrees or diplomas to their students. In addition, some states require an institute to be in operation for a period of up to two years before such institute can be authorized to grant degrees. Currently, each of our institutes has received authorization from one or more SEAs.

        Institutes that confer bachelor or master degrees must, in most cases, meet additional regulatory standards. Raising the curricula of our existing institutes to the bachelor and/or master degree level requires the approval of the SEAs and the ACICS. State education laws and regulations affect our operations and may limit our ability to introduce degree programs or to obtain authorization to operate in some states. If any one of our institutes lost its state authorization, the institute would be unable to offer postsecondary education and we would be forced to close the institute. Closing one of our institutes for any reason could have a material adverse effect on our financial condition or results of operations.

        The HEA specifies a series of criteria that each recognized accrediting commission must use in reviewing institutions. For example, accrediting commissions must assess the length of each academic program offered by an institution in relation to the objectives of the degrees or diplomas offered. Further, accrediting commissions must evaluate each institution's success with respect to student achievement, as measured by rates of program completion, passing of state licensing examinations and job placement. In 2002, the ACICS reviewed ten of our institutes and granted initial accreditation to two of these institutes and reaccredited the remaining eight institutes.

        State authorization and accreditation by an accrediting commission recognized by the ED are required for an institution to become and remain eligible to participate in Title IV Programs. In addition, some states require institutions operating in the state to be accredited as a condition of state authorization. All of our institutes are accredited by the ACICS, which is an accrediting commission recognized by the ED. None of our institutes is on probation with the ACICS, but 11 institutes are subject to graduate placement reporting by the ACICS. Under the ACICS criteria, an institute that is subject to a financial or outcomes review must periodically report its results in such areas to the ACICS and obtain permission from the ACICS prior to applying to add a new program of study or establish an additional location. We do not believe that these limitations will have a material adverse effect on our expansion plans.

        The loss of accreditation by one of our existing institutes or the failure of a new institute to obtain full accreditation:

  •
  would make only the affected institute ineligible to participate in Title IV Programs, if the affected institute was an additional location;

  •
  would make the entire campus group ineligible to participate in Title IV Programs, if the affected institute was a main campus; and

  •
  could have a material adverse effect on our financial condition, results of operations and cash flows.

Change in Control

        The ED, the ACICS and most of the SEAs have laws, regulations and/or criteria (collectively "Regulations") pertaining to the change in ownership and/or control (collectively "change in control") of institutions, but these Regulations do not uniformly define what constitutes a change in control. The ED's Regulations describe some transactions that are a change in control, including the transfer of a controlling interest in the voting stock of an institution or the consolidated corporation of which the institution is a part. Under the ED's Regulations, a change in control of a publicly traded corporation, such as us, occurs when: (a) there is an event that obligates the corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission ("SEC") disclosing a change in control; or (b) a controlling shareholder of the corporation ceases to be a controlling shareholder. The ED's Regulations define a "controlling shareholder" to: (a) be a shareholder who holds or controls 25% or more of the voting stock of the corporation and more shares of the voting stock than any other shareholder; and (b) exclude a shareholder whose sole ownership of the corporation's voting stock is held as a U.S. institutional investor, in mutual funds, through a profit-sharing plan or in an Employee Stock Ownership Plan. Most of the SEAs include the sale of a controlling interest of common stock in the definition of a change in control. The ACICS defines a change in control of a publicly traded corporation to include, among other things:

  •
  a change in 50% or more of the voting members of the corporation's board of directors in any rolling, 12-month period;

  •
  a change in the number of voting members of the corporation's board of directors in any rolling, 12-month period that allows a group of directors to exercise control who could not exercise control before the change;

  •
  the acquisition of 50% or more of the total outstanding voting shares of the corporation by any entity; or

  •
  any transaction that is deemed by an appropriate governmental agency to constitute a change in control.

The change in control Regulations adopted by the ED, the ACICS and the SEAs are subject to varying interpretations as to whether a particular transaction constitutes a change in control.

        When a change in control occurs under the ED's Regulations, an institution's eligibility to continue to participate in Title IV Programs is subject to review and the institution could lose its eligibility, with the result that the institution would no longer be able to authorize or, with limited exceptions, disburse Title IV Program funds to its students. If an institution timely submits a materially complete application following a change in control, the ED may provisionally certify the institution for a temporary period following a change in control, pending a review by the ED to determine whether to reinstate the institution's participation in Title IV Programs. The ED's determination depends on whether the institution, under its new ownership and control, complies with specified ED requirements for institutional eligibility.

        The ACICS will not reaccredit an institution following a change in control until the institution submits an application for reaccreditation, which requires documentation that the institution has been reauthorized or continues to be authorized by the appropriate SEA or SEAs. The ACICS criteria and procedures provide that, generally within five business days after an institution documents that it has been reauthorized or continues to be authorized by the appropriate SEA or SEAs following a change in control, the ACICS will determine whether to temporarily reinstate the institution's accreditation for an undefined period to allow for the completion and review of the application.

        Many SEAs require that a change in control of an institution be approved before it occurs in order for the institution to maintain its SEA authorization. Other SEAs will only review a change in control of an institution after it occurs.

        A change in control could occur as a result of future transactions in which we or our institutes are involved, such as some corporate reorganizations and some changes in our board of directors. If a future transaction results in a change in control of us or our institutes, we believe that we will be able to obtain all necessary approvals from the SEAs and the ACICS. We cannot assure you, however, that all such approvals can be obtained in a timely manner that would not delay the availability of Title IV Program funds or prevent some students from receiving Title IV Program funds. We also cannot assure you that we could obtain all of the necessary approvals from the ED. In August 2000, the ED advised us that, during the pendency of its investigation of our method of compensation for employees involved in student recruitment, the ED would not approve any application submitted by any of our campus groups with respect to any change in control. See "Business—Regulation of Federal Financial Aid Programs—Compensation of Recruitment, Admission and Financial Aid Employees."

        A material adverse effect on our financial condition, results of operations and cash flows would result if we had a change in control and a material number of our institutes failed to timely:

  •
  obtain the approvals of the SEAs required prior to or following a change in control;

  •
  regain accreditation by the ACICS or have their accreditation temporarily continued or reinstated by the ACICS; or

  •
  regain eligibility to participate in Title IV Programs from the ED or receive temporary certification to continue to participate in Title IV Programs pending further review by the ED.

Shareholder Information

        We make the following materials available free of charge through our website at www.ittesi.com as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  •
  our annual reports on Form 10-K and all amendments thereto;

  •
  our quarterly reports on Form 10-Q and all amendments thereto;

  •
  our current reports on Form 8-K and all amendments thereto; and

  •
  various other filings that we make with the SEC.

        Beginning in March 2003, we will also make the following materials available free of charge through our website at www.ittesi.com:

  •
  our Corporate Governance Guidelines;

  •
  the charter for each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors; and

  •
  our Code of Business Conduct and Ethics ("Code").

        We will provide a copy of the following materials without charge to anyone who makes a written request to our Investor Relations Department at ITT Educational Services, Inc., 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, Indiana 46250-0466 or by e-mail through our website at www.ittesi.com:

  •
  our annual report on Form 10-K for the year ended December 31, 2002, excluding certain of its exhibits;

  •
  our Corporate Governance Guidelines;

  •
  the charter for each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors; and

  •
  the Code.

        We also intend to disclose on our website any amendments that we make to, or waivers that we grant from, the Code affecting our principal executive officers, principal financial officer and principal accounting officer or controller, or persons performing similar functions that relate to deterring wrongdoing or promoting:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  the prompt internal reporting of violations of the Code to an appropriate person or person(s) identified in the Code; or

  •
  accountability for adherence to the Code.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "ESI." The prices set forth below are the high and low sale prices of our common stock during the periods indicated, as reported in the NYSE's consolidated transaction reporting system. These prices have been restated to reflect the adjustment to the market price of our common stock as a result of the two-for-one split of our common stock declared on May 10, 2002 and effected on June 6, 2002 by payment of a stock dividend to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002 (the "2002 Stock Split").

	High	Low
2001
First Quarter	$16.75	$9.25
Second Quarter	22.50	11.95
Third Quarter	22.90	12.93
Fourth Quarter	20.40	15.15
2002
First Quarter	$23.34	$16.76
Second Quarter	26.65	21.25
Third Quarter	22.00	14.28
Fourth Quarter	24.35	14.14

        There were approximately 150 holders of record of our common stock on February 15, 2003.

        We did not pay a cash dividend in 2001 or 2002. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we plan to retain our earnings to finance future growth. The declaration and payment of dividends on our common stock are subject to the discretion of our Board of Directors and compliance with applicable law. Our decision to pay dividends in the future will depend on general business conditions, the effect of such payment on our financial condition and other factors our Board of Directors may in the future consider to be relevant.

        The following table sets forth information regarding purchases made by us of shares of our common stock on a monthly basis during the fourth quarter of 2002:

Issuer Purchases of Equity Securities

Period	Total Number of Shares (or Units) Purchased	Average Price Paid per Share	Identity of Broker- dealer(s) Used to Effect Purchases	Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
October 1, 2002 through October 31, 2002	390,000	$22.50	(2)	390,000	5,344,300
November 1, 2002 through November 30, 2002	50,000	22.46	(2)	50,000	5,294,300
December 1, 2002 through December 31, 2002	—	—	—	—	5,294,300

Total	440,000	$22.50		440,000

(1)
On April 13, 2000, we announced that our Board of Directors on April 12, 2000 authorized us to repurchase up to 2.0 million shares of our common stock, as subsequently adjusted by our Board of Directors to give effect to the 2002 Stock Split (the "2000 Repurchase Program"). As of December 31, 2002, 294,300 shares remained to be repurchased under the 2000 Repurchase Program. On October 17, 2002, we announced that our Board of Directors on October 15, 2002 authorized us to repurchase an additional 5.0 million shares of our common stock (the "2002 Repurchase Program"). As of December 31, 2002, 5.0 million shares remained to be repurchased under the 2002 Repurchase Program. The terms of both the 2000 Repurchase Program and 2002 Repurchase Program provide that we may repurchase shares of our common stock, from time to time depending on market conditions and other considerations, in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Exchange Act.

(2)
Banc of America Securities LLC

SELECTED FINANCIAL DATA

        The following selected financial data are qualified by reference to and should be read with our Consolidated Financial Statements and Notes to Consolidated Financial Statements and other financial data included elsewhere in this report.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share and operating data)
Statement of Income Data:
Revenues	$464,946	$410,551	$347,524	$316,370	$291,375
Cost of educational services	267,503	248,129	211,653	191,760	176,487
Student services and administrative expenses	129,134	110,816	94,156	86,953	81,522
Legal settlements	—	—	—	—	12,858
Offering, change in control and other one-time expenses	—	—	—	900	1,872

Total costs and expenses	396,637	358,945	305,809	279,613	272,739
Operating income	68,309	51,606	41,715	36,757	18,636
Interest income, net	2,684	2,708	2,707	2,396	5,329

Income before income taxes and cumulative effect of change in accounting principle	70,993	54,314	44,422	39,153	23,965
Income taxes	27,139	20,600	16,937	14,802	10,024

Income before cumulative effect of change in accounting principle.	43,854	33,714	27,485	24,351	13,941
Cumulative effect of change in accounting principle, net of tax(a)	—	—	(2,776)	(823)	—

Net income.	$43,854	$33,714	$24,709	$23,528	$13,941

Earnings per share(b)(c):
Basic.	$0.96	$0.71	$0.51	$0.47	$0.26
Diluted	$0.94	$0.70	$0.51	$0.46	$0.26

Other Operating Data:
EBITDA(d)	$89,426	$70,133	$56,234	$47,907	$27,918
Capital expenditures, net.	$14,265	$21,560	$29,393	$17,005	$11,381
Facility purchases	$19,843	—	—	—	—
Number of students at end of period	32,631	30,778	27,640	26,428	25,608
Number of technical institutes at end of period	74	70	69	67	64
	At December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents, restricted cash, cash and marketable debt securities invested with ITT	$156,708	$110,232	$70,618	$67,961	$119,268
Total current assets	173,266	134,210	92,570	89,082	138,758
Property and equipment, less accumulated depreciation.	62,584	49,593	46,560	31,686	24,985
Total assets	247,707	195,399	150,896	131,002	175,571
Total current liabilities	142,495	108,393	79,926	68,622	70,241
Shareholders' equity	89,024	78,188	64,686	57,771	101,856

(a)
Cumulative effect of change in accounting principle, net of tax represents institute start-up costs in 1999 and revenue recognition in accordance with SAB 101 in 2000. Except for the selected quarterly financial data, we have not presented proforma results for prior fiscal years due to immateriality.

(b)
Earnings per share data are based on historical net income and the number of shares of our common stock outstanding during each period. Earnings per share for all periods have been calculated in conformity with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

(c)
Earnings per share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

(d)
EBITDA represents earnings before interest, income taxes, depreciation and amortization and cumulative effect of change in accounting principle. We have included information concerning EBITDA (which is not a measure of financial performance under generally accepted accounting principles) because we understand that certain investors use it as one measure of an issuer's financial performance. EBITDA is not an alternative to operating income (as determined in accordance with generally accepted accounting principles), an indicator of our performance or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or a measure of liquidity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read with the Selected Financial Data and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this report.

General

        We operate 74 institutes in 28 states which provide technology-oriented postsecondary education to more than 32,000 students. We derive our revenue almost entirely from tuition, course materials, fees and charges paid by, or on behalf of, our students. Most students at our institutes pay a substantial portion of their tuition and other education-related expenses with funds received under various government-sponsored student financial aid programs, especially the federal student financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended (the "HEA"). In 2002, we indirectly derived approximately 65% of our revenues, determined on a cash accounting basis as defined by the ED's regulations, from Title IV Programs.

        Our revenue varies based on the aggregate student population, which is influenced by the following factors:

  •
  the number of students attending our institutes at the beginning of a fiscal period;

  •
  the number of new first-time students entering and former students re-entering our institutes during a fiscal period;

  •
  student retention rates; and

  •
  general economic conditions.

        New students generally enter our institutes at the beginning of an academic quarter that begins for most programs of study in March, June, September or December. We believe that, in the absence of countervailing factors, student enrollments and retention rates tend to increase as opportunities for immediate employment decline and decrease as such opportunities increase. Our establishment of new institutes and the introduction of additional program offerings at our existing institutes have been significant factors in increasing the aggregate student population in recent years.

        In order to participate in Title IV Programs, a new institute must be authorized by the state in which it will operate, accredited by an accrediting commission that the U.S. Department of Education ("ED") recognizes, and certified by the ED to participate in Title IV Programs. The accrediting commission that accredits our institutes grants accreditation to a new institute prior to its first class start date. The ED's certification process cannot commence until the institute receives its state authorization and accreditation. ED certification for a new location has generally taken approximately nine months from the first class start date. The ED is currently investigating our method of compensation for employees involved in student recruitment. The HEA prohibits an institution participating in Title IV Programs from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments to any person or entity engaged in any student recruitment or admission activity. Prior to November 2002, the ED's regulations implementing this provision of the HEA repeated almost verbatim the language of the HEA, and the ED's interpretations of this provision were inconsistent and generally not publicly disseminated. In November 2002, after re-examining Congress' original intent and purposes in enacting this HEA provision, the ED revised its regulations to clarify its interpretation of this provision and set forth 12 types of activities and payment arrangements that an institution may carry out without violating this provision (the "Safe Harbors"). One of the Safe Harbors permits the payment of fixed compensation, such as a fixed annual salary or hourly wage. The fixed compensation may not be adjusted up or down more than twice during any 12-month period, and any adjustment to the fixed compensation cannot be based solely on the number of students recruited, admitted, enrolled or awarded financial aid. Prior to November 2002, we believe that we compensated our employees involved in student recruitment, admissions or financial aid in accordance with this Safe Harbor. The regulations issued in November 2002 become effective July 1, 2003, but any institution may elect to implement the regulations at any date on or after November 1, 2002. We cannot assure you that the ED will not find any deficiencies in our method of compensation, but we believe that our method of compensation has always complied with the HEA provision and both the ED's original and revised implementing regulations. If the ED determines that our method of compensation for employees involved in student recruitment violates this provision of the HEA, the ED could subject us to monetary fines or penalties (including repaying a substantial portion of the Title IV Program funds that we disbursed during the last several years) or other sanctions (including a limitation, suspension or termination of our ability to participate in Title IV Programs). Any substantial restrictions on our ITT Technical Institutes' ability to participate in Title IV Programs would adversely affect our ability to enroll students, expand the number of our institutes and increase the number of the programs of study offered at our institutes. In August 2000, the ED advised us that, during the pendency of its investigation, it would not approve any application submitted by any ITT Technical Institute with respect to any change of ownership, additional location, certification of initial or continuing eligibility, or extension of course or program offerings (such as raising the level of programs offered at an institution). During December 2001 and January 2002, however, the ED recertified all of our ITT Technical Institute campus groups to participate in Title IV Programs. In addition, as part of the recertification, the ED approved (a) five ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at one of our campus groups. In the third quarter of 2002, the ED also approved (a) two ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at two of our campus groups. Nevertheless, we cannot assure you that the ED will, during the pendency of its investigation, approve any further applications submitted by any ITT Technical Institute with respect to any change of ownership, additional location, certification of initial or continuing eligibility or extension of course or program offerings. A material adverse effect on our expansion plans, financial condition, results of operations and cash flows would result if the ED's restrictions are not lifted prior to 2006. We cannot assure you that the ED will lift its restrictions prior to 2006 or that the ED will not place additional or other more severe restrictions on our ITT Technical Institutes' ability to participate in Title IV Programs.

        We earn tuition revenue on a weekly basis, pro rata over the length of each of four, 12-week academic quarters in each fiscal year. State regulations, accrediting commission criteria and our policies generally require us to refund a portion of the tuition and fee payments received from a student who withdraws from one of our institutes during an academic quarter. Prior to October 7, 2000, the ED regulations also imposed refund requirements for student tuition and fees. Our statement of income recognizes immediately the amount of tuition and fees, if any, that we may retain after payment of any refund.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). Effective January 1, 2000, we implemented SAB 101 and changed the method by which we recognize the laboratory and admission processing fees charged to a student as revenue. We began recognizing those fees as revenue on a straight-line basis over the average student's program length of 24 months. Previously, we recognized the quarterly laboratory fee as revenue at the beginning of each academic quarter and the admission processing fee as revenue when we received the fee. We recorded the cumulative effect of the change in accounting as a one-time charge of $2.8 million, net of taxes, in the three months ended March 31, 2000.

        We incur expenses throughout a fiscal period in connection with the operation of our institutes. The cost of educational services includes faculty and administrative salaries, cost of course materials, occupancy costs, depreciation and amortization of equipment costs, facilities and leasehold improvements, and certain other administrative costs incurred by our institutes.

        Student services and administrative expenses include direct marketing costs (which are marketing expenses directly related to new student recruitment), indirect marketing expenses, an allowance for doubtful accounts and administrative expenses incurred at our corporate headquarters. Direct marketing costs include salaries and employee benefits for recruiting representatives and direct solicitation advertising expenses. We capitalize our direct marketing costs (excluding advertising expenses) using the successful efforts method and amortize them on an accelerated basis over the average course length of 24 months commencing on the class start date. We expense as incurred our marketing costs that do not relate to the direct solicitation of potential students.

        Marketable debt securities have maturity dates in excess of 90 days at the time of purchase and we record them at their market value. We include debt securities with original maturity dates of less than 90 days in cash and cash equivalents and record such securities at cost which approximates market value. We estimate that the market risk associated with our investments in marketable debt securities can best be measured by a potential decrease in the fair value of these securities resulting from a hypothetical 10% increase in interest rates. If such a hypothetical increase in rates were to occur, the reduction in the market value of our portfolio of securities would not be material.

        In 1998, we began offering our information technology ("IT") curricula at three ITT Technical Institutes. We began offering our IT curricula at an additional 31 ITT Technical Institutes in 1999, at an additional 35 ITT institutes in 2000 and at an additional one ITT Technical Institute in the three months ended March 31, 2001. We incur a loss with respect to the IT curricula offerings at each ITT Technical Institute, until the revenue from the number of students enrolled in the IT curricula offerings at that institute is high enough to offset the costs associated with that curricula (such as salaries, equipment depreciation, rent and marketing), which typically has not occurred until the IT curricula has been offered for three or four quarters. The initial amount of capital required to offer our IT curricula at an existing ITT Technical Institute is approximately $0.2 million.

        In 2000, we began offering a computer and electronics engineering technology ("CEET") program at 34 ITT Technical Institutes and a computer drafting and design ("CDD") program at 20 ITT Technical Institutes. In 2001, we began offering the CEET program at an additional 36 ITT Technical Institutes and the CDD program at an additional 39 ITT Technical Institutes.

        In 2002, we developed five new resident bachelor degree programs and one new online bachelor degree program. We began offering one or more of these new bachelor degree programs at 39 of our institutes in 2002. In addition, a total of 41 of our institutes were approved to offer bachelor degree programs as of December 31, 2002 compared to 29 as of December 31, 2001.

        We opened two new institutes in 2000, one new institute in 2001 and four new institutes in 2002. We plan to open three new institutes in 2003. Our new institutes have historically incurred a loss during the 24-month period after the first class start date.

Critical Accounting Policies and Estimates

        This management's discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and contingent assets and liabilities. Actual results may differ from those estimates and judgments under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements. These policies should be read in conjunction with Note 1 of the Notes to Consolidated Financial Statements.

        Property and Equipment.    We include all property and equipment in the financial statements at cost. Provisions for depreciation of property and equipment have generally been made using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. The estimated useful lives for our furniture and equipment and leasehold improvements generally range from three to ten years. The estimated useful lives for the buildings that are part of our facilities generally range from 25 to 40 years. We apply the American Institute of Certified Public Accountants (the "AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The estimated useful lives for our capitalized software generally range from three to eight years. Maintenance, repairs and renewals not of a capital nature are expensed as incurred. Fully depreciated assets no longer in use are removed from both the asset and accumulated depreciation accounts in the year of their retirement. Any gains or losses on dispositions are credited or charged to income, as appropriate. Changes in circumstances, such as changes in our curricula and technological advances, may result in the actual useful lives of our property, equipment and capitalized software differing from our estimates. We regularly review and evaluate the estimated useful lives of our property and equipment and capitalized software. Although we believe our assumptions and estimates are reasonable, deviations from our assumptions and estimates could produce a materially different result.

        Recognition of Revenues.    Tuition revenues are recorded on a straight-line basis over the length of the applicable course. If a student discontinues training, the tuition revenue related to the remainder of that academic quarter is recorded with the amount of refund resulting from the application of federal, state or accreditation requirements or our refund policy recorded as an expense. On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as deferred revenue. Textbook sales and the related cost of the textbooks are recognized at the beginning of each academic quarter with respect to students who are attending courses in which textbooks are charged separately from tuition. For those students who are attending courses in which the cost of textbooks is included in the tuition, the cost of the textbooks is amortized on a straight-line basis over the applicable course length and the deferral of textbook costs is recorded in prepaids and other current assets. Academic fees (which are charged only one time to students on their first day of class attendance), application fees and laboratory fees are recognized as revenue on a straight-line basis over the average course length of 24 months. If a student discontinues training, all unrecognized revenue relating to his or her fees is recognized upon the student's departure. More than 95% of our revenues represent tuition charges and less than 5% of our revenues represent bookstore sales and student fees. The amount of tuition earned depends on the cost per credit hour of the courses in the program, the number of courses in the program, how long a student remains enrolled in the program, how many program courses a student takes during each period of enrollment in the program, and the total number of students enrolled in each program. Each of these factors is known at the time our tuition revenues are calculated and is not subject to estimation.

        Direct Marketing Costs.    Direct costs incurred relating to the enrollment of new students are capitalized using the successful efforts method. Direct marketing costs include salaries and employee benefits of recruiting representatives and other direct costs less admission processing fees. Successful efforts is the ratio of students enrolled to prospective students interviewed. Direct marketing costs are amortized on an accelerated basis over the average course length of 24 months commencing on the class start date. The higher the rate of interviewed students who enroll, the greater the percentage of our direct marketing costs that are capitalized. The direct costs subject to capitalization are readily quantifiable and are not subject to estimation. The amortization method is based on historical trends of student enrollment activity and is not subject to significant assumptions. We regularly evaluate the future recoverability of these deferred costs.

Variations in Quarterly Results of Operations

        Our quarterly results of operations have tended to fluctuate within a fiscal year due to the timing of student matriculations. Each of our four fiscal quarters have 12 weeks of earned tuition revenue. Revenues in our third and fourth fiscal quarters generally benefit from increased student matriculations. The number of new students entering our institutes tends to be substantially higher in June (25% of all new students in 2002) and September (35% of all new students in 2002) because of the significant number of recent high school graduates entering our institutes for the academic quarters beginning in those two months. The academic schedule generally does not affect our incurrence of costs, however, and costs do not fluctuate significantly on a quarterly basis.

        The following table sets forth our revenues in each fiscal quarter of 2002, 2001 and 2000.

Quarterly Revenue
(Dollars in thousands)

	2002 Actual		2001 Actual		2000 Actual
Three Months Ended
	Amount	Percent	Amount	Percent	Amount	Percent
March 31	$107,543	23%	$93,776	23%	$81,192	23%
June 30	110,830	24	98,464	24	82,745	24
September 30.	120,509	26	106,269	26	88,479	26
December 31	126,064	27	112,042	27	95,108	27

Total for Year	$464,946	100%	$410,551	100%	$347,524	100%

Results of Operations

        The following table sets forth the percentage relationship of certain statement of income data to revenues for the periods indicated.

	Year Ended December 31,
	2002	2001	2000
Revenues	100.0%	100.0%	100.0%
Cost of educational services	57.5	60.4	60.9
Student services and administrative expenses	27.8	27.0	27.1

Operating income	14.7	12.6	12.0
Interest income, net	0.6	0.6	0.8

Income before income taxes and cumulative effect of change in accounting principle	15.3%	13.2%	12.8%

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Revenues.    Revenues increased $54.3 million, or 13.2%, to $464.9 million for the year ended December 31, 2002 from $410.6 million for the year ended December 31, 2001 primarily due to:

  •
  a 7% increase in tuition rates in March 2002;

  •
  an 11.4% increase in the total student enrollment at January 1, 2002 compared to January 1, 2001 (30,778 at January 1, 2002 compared to 27,640 at January 1, 2001); and

  •
  a 4.4% increase in the number of first-time and re-entering students beginning class at our institutes (30,761 in 2002 compared to 29,460 in 2001).

        The total student enrollment on December 31, 2002 was 32,631, an increase of 6.0% compared to 30,778 on December 31, 2001.

        Cost of Educational Services.    Cost of educational services increased $19.4 million, or 7.8%, to $267.5 million in 2002 from $248.1 million in 2001. The principal causes of this increase included:

  •
  the costs required to service the increased enrollment;

  •
  normal inflationary cost increases for wages, rent and other costs of services; and

  •
  increased costs due to opening new institutes (one opened in March 2001, one opened in June 2002 and three opened in September 2002).

        Cost of educational services as a percentage of revenues decreased to 57.5% in 2002 from 60.4% in 2001. This decrease was primarily due to the greater facility and faculty utilization efficiencies associated with the three-day per week class schedule of the IT, CEET and CDD programs, and because certain fixed costs at our institutes did not increase proportionately with increases in our revenues resulting from a larger number of students.

        Student Services and Administrative Expenses.    Student services and administrative expenses increased $18.3 million, or 16.5%, to $129.1 million in 2002 from $110.8 million in 2001. Student services and administrative expenses increased to 27.8% of revenues in 2002 compared to 27.0% of revenues in 2001, primarily due to a 30% increase in media advertising expenses offset by a reduction in bad debt expense from 2.1% of revenues for 2001 to 1.5% of revenues for 2002.

        Income Taxes.    Our combined effective federal and state income tax rate in 2002 was 38.2% compared to 37.9% in 2001.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

        Revenues.    Revenues increased $63.1 million, or 18.2%, to $410.6 million for the year ended December 31, 2001 from $347.5 million for the year ended December 31, 2000 primarily due to:

  •
  a 5% increase in tuition rates in each of September 2001 and June 2000 (10% for the IT curricula in June 2000);

  •
  a 4.6% increase in the total student enrollment at January 1, 2001 compared to January 1, 2000 (27,640 at January 1, 2001 compared to 26,428 at January 1, 2000);

  •
  a 7.2% increase in the number of first-time and re-entering students beginning classes at our institutes (29,460 in 2001 compared to 27,491 in 2000);

  •
  an increase in the percentage of our students who are enrolled in IT curricula, which were priced higher than our other programs; and

  •
  changes to our student refund policies in October 2000, which increased the amount of tuition and fee payments that we can retain when a student withdraws from one of our institutes during an academic quarter.

        The total student enrollment on December 31, 2001 was 30,778, an increase of 11.4% compared to 27,640 on December 31, 2000.

        Cost of Educational Services.    Cost of educational services increased $36.4 million, or 17.2%, to $248.1 million in 2001 from $211.7 million in 2000. The principal causes of this increase included:

  •
  the costs required to service the increased enrollment;

  •
  normal inflationary cost increases for wages, rent and other costs of services;

  •
  the costs associated with offering the IT curricula; and

  •
  the costs associated with opening new institutes (one in March 2000, one in December 2000 and one in March 2001).

        Cost of educational services as a percentage of revenues decreased to 60.4% in 2001 from 60.9% in 2000. This decrease was primarily due to completing the implementation of the IT curricula at most institutes in 2000 (one additional institute began offering the IT curricula in 2001 compared to 35 additional institutes in 2000).

        Student Services and Administrative Expenses.    Student services and administrative expenses increased $16.6 million, or 17.6%, to $110.8 million in 2001 from $94.2 million in 2000. Student services and administrative expenses decreased to 27.0% of revenues in 2001 compared to 27.1% of revenues in 2000. Media advertising costs increased 22.5% in 2001, or 4.3% more than the 18.2% increase in revenues. Despite the increase in media advertising costs and an increase in bad debt expense, fixed costs at our institutes did not increase proportionately with revenues.

        Income Taxes.    Our combined effective federal and state income tax rate in 2001 was 37.9% compared to 38.1% in 2000.

Liquidity and Capital Resources

        In 2002, we indirectly derived approximately 65% of our revenues, determined on a cash accounting basis as defined by the ED's regulations, from Title IV Programs. Federal regulations dictate the timing of disbursements of funds under Title IV Programs. Students must apply for a new loan for each academic year, which consists of three academic quarters. Loan funds are generally provided by lenders in three disbursements for each academic year. The first disbursement is usually received either 30 days after (in the case of students commencing a program of study) or ten days before the start of the first academic quarter of a student's academic year, and the second and third disbursements are typically received ten days before the start of each subsequent quarter of a student's academic year. While the timing of loan disbursements to us is subject to a student's directions to the lender and to existing regulatory requirements regarding such disbursements, we have typically received student loan funds upon the lender's disbursement of the student loan funds.

        On May 10, 2002, we declared a two-for-one split of our common stock, effected on June 6, 2002 by payment of a stock dividend to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002 ("Stock Split"). Our earnings per share amounts and the number of shares in all prior periods have been restated to reflect the Stock Split.

        Our Board of Directors has authorized us to repurchase outstanding shares of our common stock in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. In 2000, we repurchased 2,288,400 shares of our common stock at an average cost of $7.94 per share, or $18.2 million in total. In 2001, we repurchased 1,405,000 shares of our common stock at an average cost of $19.42 per share, or $27.3 million in total. In 2002, we repurchased 2,174,300 shares of our common stock at an average cost of $20.44 per share, or $44.5 million in total. All of the repurchased shares of our common stock became treasury shares upon repurchase and most of the repurchased shares continue to be held as treasury shares. As of December 31, 2002, our existing repurchase authorizations permit us to repurchase an additional 5,294,300 shares of our common stock. We may elect to repurchase additional shares of our common stock from time to time in the future, depending on market conditions and other considerations. The purpose of the stock repurchase program is to help us achieve our long-term goal of enhancing shareholder value.

        Our principal uses of cash are to pay salaries, occupancy and equipment costs, recruiting and marketing expenses, administrative expenses and taxes, including institute start-up costs for new institutes. Our net cash items (consisting of cash and cash equivalents, restricted cash and marketable debt securities) increased from $110.2 million at December 31, 2001 to $156.7 million at December 31, 2002. Excluding the $44.5 million used to repurchase 2,174,300 shares of our common stock, the $19.8 million used to purchase our facilities and the $13.6 million we received from the exercise of stock options to purchase our common stock, cash items increased $97.2 million in the year ended December 31, 2002. Marketable debt securities and cash equivalents ranged from a low of $67.6 million in May 2002 to a high of $156.7 million in December 2002.

        We have generated positive cash flows from operations for the past five years. Cash flows from operations in 2002 was $111.4 million (excluding the $15.4 million decrease in marketable debt securities), an increase of $31.5 million from $79.9 million (excluding the $32.5 million increase in marketable debt securities) in 2001. This increase was primarily due to higher cash flows from operations caused by the increase in income and accelerated cash collections from students associated with their use of a supplemental student loan program, called the College Advantage Loan Program ("CALP"). The CALP has been made available to our students by a private funding source since January 2000. The CALP offers eligible students and their parents loans to pay the students' cost of education that federal and state student financial aid sources do not fully cover. CALP loans are non-recourse to us and are disbursed once during each academic year at the start of the first academic quarter of the student's academic year.

        At December 31, 2002, we had positive working capital of $30.8 million. Deferred revenue, which represents the unrecognized portion of revenue received from students, increased $25.8 million to $103.0 million at December 31, 2002 from $77.2 million at December 31, 2001. This increase was primarily due to the students' use of the CALP and increased tuition revenue resulting from higher tuition rates and a larger number of students.

        During 2001, we recorded a $3.0 million minimum pension liability adjustment with respect to our obligations under the ESI Pension Plan and a corresponding $1.8 million reduction in shareholders' equity, which is net of a $1.2 million deferred tax asset. During 2002, we recorded an additional $5.0 million minimum pension liability adjustment and a corresponding $3.1 million reduction in shareholders' equity, which is net of a $1.9 million deferred tax asset.

        An institution may lose its eligibility to participate in some or all of the Title IV Programs, if the rates at which the institution's students default on federal student loans exceed specific percentages. An institution whose cohort default rate on loans under the Federal Family Education Loan ("FFEL") program and the William D. Ford Federal Direct Loan ("FDL") program is 25% or greater for three consecutive federal fiscal years loses eligibility to participate in the FFEL, FDL and Pell Grant programs for the remainder of the federal fiscal year in which the ED determines that the institution has lost its eligibility and for the two subsequent federal fiscal years.

        None of our campus groups had a FFEL/FDL cohort default rate equal to or greater than 25% for the 1998, 1999 or 2000 federal fiscal years, the most recent years for which the ED has published FFEL/FDL official cohort default rates. None of our campus groups had a FFEL/FDL preliminary cohort default rate equal to or greater than 25% for the 2001 federal fiscal year, which preliminary rates were issued by the ED in February 2003.

        Prior to October 7, 2000, the HEA limited how much of a student's tuition and fees an institution could retain for a student who withdrew from the institution ("Refund Policy"). A student was only obligated for a pro rata portion of the education costs charged by the institution, if the student withdrew during the first 60% of the student's first period of enrollment. For our institutes, a period of enrollment is generally an academic quarter. A student who withdrew after the first period of enrollment was also subject to a refund calculation, but it was not a straight pro rata calculation. The institution had to refund any monies it collected in excess of the pro rata or other applicable portion to the appropriate lenders or Title IV Programs in a particular order. The standards of most of the state education authorities that regulate our institutes (the "SEAs") and the Accrediting Council for Independent Colleges and Schools ("ACICS") that accredits our institutes continue to impose a Refund Policy.

        The HEA and its implementing regulations now impose a limit on the amount of Title IV Program funds withdrawing students can use to pay their education costs ("Return Policy"). The Return Policy permits a student to use only a pro rata portion of the Title IV Program funds that the student would otherwise be eligible to use, if the student withdraws during the first 60% of any period of enrollment. The institution must return to the appropriate lenders or the ED any Title IV Program funds that the institution receives on behalf of a withdrawing student in excess of the amount the student can use for such period of enrollment.

        The HEA's substitution of the Return Policy for its Refund Policy has, in many states, depending on when a student withdraws during an academic quarter, increased the portion of the student's education costs owed to the ITT Technical Institute upon withdrawal and/or reduced the amount of Title IV Program funds that the withdrawing student can use to pay his or her education costs. In these instances, withdrawing students may be unable to pay all of their education costs and we may be unable to collect a significant portion of these costs. Title IV program funds are generally paid sooner and are more collectible than payments from other sources. However, the incremental decrease in the amount of Title IV Program funds that certain withdrawing students used to pay their education costs to our institutes was largely offset by the incremental increase in the education costs owed to us by withdrawing students in certain states. Therefore, the Return Policy has not had, and we do not expect that it will have, a material adverse effect on our financial condition, results of operations or cash flows.

        Under a provision of the HEA commonly referred to as the "90/10" Rule, a for-profit institution, such as each of our campus groups, becomes ineligible to participate in Title IV Programs if, on a cash accounting basis, the institution derives more than 90% of its applicable revenues for a fiscal year from Title IV Programs. For our 2002 fiscal year, the range of our campus groups was from approximately 52% to approximately 73%.

        During 2002, we purchased the facilities of six of our institutes for a total of $19.8 million. We previously leased these facilities under operating lease agreements. As of December 31, 2002, we had committed to purchase the facility of one additional institute in 2003 for $4.1 million. We may purchase additional facilities of our institutes in 2003.

        As of December 31, 2002, we leased all of our other facilities under operating lease agreements. A majority of the operating leases contain renewal options that can be exercised after the initial lease term. Renewal options are generally for periods of one to five years. All operating leases will expire over the next 14 years and management expects that those leases will be renewed or replaced by other leases in the normal course of business, or that we will purchase the facilities represented by those leases. There are no material restrictions imposed by the lease agreements, and we have not entered into any significant guarantees related to the leases. We are required to make additional payments under the operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period.

        Future minimum rental payments (in thousands) required under operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002 are as follows:

2003	$27,245
2004	27,379
2005	21,236
2006	17,210
2007	14,704
Later years	40,899

$148,673

        Our capital assets, other than our facilities discussed above, consist primarily of classroom and laboratory equipment (such as computers, electronic equipment and robotic systems), classroom and office furniture, software and leasehold improvements. Capital expenditures, excluding facility purchases, totaled $14.3 million during 2002 and primarily included expenditures of $7.9 million to replace or add furniture, equipment or computers at existing institutes, $1.0 million on leasehold improvements, $2.3 million for new ITT Technical Institutes, $1.2 million for additional software for our institutes and $1.9 million for developed or purchased software and computer equipment to enhance our current information systems. Leasehold improvements represent part of our continuing effort to maintain our existing facilities in good condition. Capital expenditures decreased by $7.3 million to $14.3 million in 2002 from $21.6 million in 2001, principally due to the $7.0 million spent in 2001 to replace computer equipment used in the computer-aided drafting technology program with computer equipment that can also be used in CDD and IT programs. To date, cash generated from operations has been sufficient to meet our capital expenditures.

        We plan to continue to upgrade and expand current facilities and equipment. We expect that 2003 capital expenditures will be approximately $20 to $25 million. The capital additions for a new institute are approximately $0.4 million and the capital expenditures for each new curriculum at an existing institute are approximately $0.3 million. We anticipate that our planned capital additions can be funded from cash flows from operations. Cash flows on a long-term basis are highly dependent upon the receipt of Title IV Program funds and the amount of funds spent on new institutes, curricula additions at existing institutes and possible acquisitions.

        We do not believe that any reduction in cash and cash equivalents or marketable debt securities that may result from its use to effect any future stock repurchases or facility purchases will have a material adverse effect on our expansion plans, planned capital expenditures, ability to meet any applicable regulatory financial responsibility standards, or ability to conduct normal operations.

        We do not have any off-balance sheet arrangements or any other significant long-term obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments. There are no commitments or guarantees that provide for the potential issuance of shares of our common stock.

Factors That May Affect Future Results

        All statements, trend analyses and other information contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon our management's current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by our management.

        These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following:

  •
  business conditions and growth in the postsecondary education industry and in the general economy;

  •
  changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and our eligibility to participate in, student financial aid programs utilized by our students;

  •
  the results of the investigation being conducted by the ED which, if adversely determined, could cause the ED to subject us to monetary fines or penalties or other sanctions (including a limitation, suspension or termination of our ability to participate in federal student financial aid programs) that could adversely affect our ability to enroll students, expand the number of our institutes and increase the number of the programs of study offered at our institutes;

  •
  the results of the United States ex rel. Dan Graves and Susan Newman v. ITT Educational Services, Inc. et al. case which, if adversely determined, could result in a demand for repayment of Title IV Program funds, trebled under the False Claims Act, 31 U.S.C. § 3730, and penalties;

  •
  our ability to hire and retain qualified faculty;

  •
  effects of any change in our ownership resulting in a change in control, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes;

  •
  our ability to implement our growth strategies;

  •
  receptivity of students and employers to our existing technology-oriented program offerings and new curricula; and

  •
  loss of lender access to our students for student loans.

Readers are also directed to other risks and uncertainties discussed in other documents we file with the SEC. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
of ITT Educational Services, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity present fairly, in all material respects, the consolidated financial position of ITT Educational Services, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule on the valuation and qualifying accounts of ITT Educational Services, Inc. for the years ended December 31, 2002, 2001, and 2000 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of revenue recognition for certain fees effective January 1, 2000.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Indianapolis, Indiana
January 17, 2003

CONSOLIDATED FINANCIAL STATEMENTS

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Revenues	$464,946	$410,551	$347,524
Costs and Expenses
Cost of educational services	267,503	248,129	211,653
Student services and administrative expenses	129,134	110,816	94,156

Total costs and expenses	396,637	358,945	305,809

Operating income	68,309	51,606	41,715
Interest income, net	2,684	2,708	2,707

Income before income taxes	70,993	54,314	44,422
Income taxes	27,139	20,600	16,937

Income before cumulative effect of change in accounting principle	43,854	33,714	27,485
Cumulative effect of change in accounting principle, net of tax (Note 1)	—	—	(2,776)

Net income	$43,854	$33,714	$24,709

Earnings (loss) per common share (basic)(a):
Income before cumulative effect of change in accounting principle	$0.96	$0.71	$0.57
Cumulative effect of change in accounting principle, net of tax	—	—	(0.06)

Net income	$0.96	$0.71	$0.51

Earnings (loss) per common share (diluted)(a):
Income before cumulative effect of change in accounting principle	$0.94	$0.70	$0.57
Cumulative effect of change in accounting principle, net of tax	—	—	(0.06)

Net income	$0.94	$0.70	$0.51

(a)
Earnings per common share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2002	2001
Assets
Current assets
Cash and cash equivalents	$123,934	$63,702
Restricted cash	7,103	5,462
Marketable debt securities	25,671	41,068
Accounts receivable, less allowance for doubtful accounts of $1,810 and $2,216	8,973	12,679
Deferred and prepaid income tax	1,988	2,805
Prepaids and other current assets	5,597	7,310

Total current assets	173,266	133,026
Property and equipment, net	62,584	49,593
Direct marketing costs	10,609	10,520
Other assets	1,248	1,076

Total assets	$247,707	$194,215

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$18,162	$16,007
Accrued compensation and benefits	9,196	7,113
Other accrued liabilities	12,140	5,100
Deferred revenue	102,997	77,152

Total current liabilities	142,495	105,372
Deferred income tax	6,204	6,051
Minimum pension liability	8,041	3,021
Other liabilities	1,943	1,583

Total liabilities	158,683	116,027

Commitments and contingent liabilities (Note 8)
Shareholders' equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 54,068,904 issued(a)	540	270
Capital surplus	40,393	37,355
Retained earnings	184,409	148,602
Accumulated other comprehensive income	(4,888)	(1,837)
Treasury stock, 8,986,267 and 7,748,156 shares(a), at cost	(131,430)	(106,202)

Total shareholders' equity	89,024	78,188

Total liabilities and shareholders' equity	$247,707	$194,215

(a)
The number of shares in the prior period have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows provided by (used for) operating activities:
Net income	$43,854	$33,714	$24,709
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	2,776
Depreciation and amortization	21,117	18,527	14,519
Provision for doubtful accounts	6,872	8,576	5,104
Deferred taxes	2,156	2,766	3,091
Increase/decrease in operating assets and liabilities:
Marketable debt securities	15,397	(32,482)	6,511
Accounts receivable	(3,166)	(8,841)	(5,833)
Direct marketing costs	(89)	(426)	(1,382)
Accounts payable and accrued liabilities	13,304	4,639	(5,183)
Prepaids and other assets	1,541	(596)	(2,273)
Deferred revenue	25,845	21,501	14,609

Net cash provided by (used for) operating activities	126,831	47,378	56,648

Cash flows provided by (used for) investing activities:
Facility purchases	(19,843)	—	—
Capital expenditures, net	(14,265)	(21,560)	(29,393)

Net cash provided by (used for) investing activities	(34,108)	(21,560)	(29,393)

Cash flows provided by (used for) financing activities:
Purchase of treasury stock	(44,451)	(27,289)	(18,181)
Exercise of stock options	13,601	8,603	94

Net cash flow provided by (used for) financing activities	(30,850)	(18,686)	(18,087)

Net increase (decrease) in cash, cash equivalents and restricted cash	61,873	7,132	9,168
Cash, cash equivalents and restricted cash at beginning of period	69,164	62,032	52,864

Cash, cash equivalents and restricted cash at end of period	$131,037	$69,164	$62,032

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$17,328	$14,999	$11,642
Non-cash financing activities:
Issuance of treasury stock for incentive plan and board of directors' plan	$883	$311	$293

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(In thousands)

	Common Stock						Treasury Stock
			Capital Surplus	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income
	Shares(a)	Amount					Shares(a)	Amount	Total
Balance as of December 31, 1999	54,069	$270	$33,912	$92,501			$(4,838)	$(68,912)	$57,771
Exercise of stock options			26				8	68	94
Purchase of treasury stock							(2,288)	(18,181)	(18,181)
Issue treasury stock for employee incentive plan				(95)			44	388	293
Net income for 2000				24,709					24,709

Balance as of December 31, 2000	54,069	270	33,938	117,115		—	(7,074)	(86,637)	64,686
Exercise of stock options			3,399	(2,227)			698	7,431	8,603
Purchase of treasury stock							(1,404)	(27,289)	(27,289)
Issue treasury stock for employee incentive plan			3				28	272	275
Issue treasury stock for board of directors plan			15				4	21	36
Comprehensive income:
Net income for 2001				33,714	$33,714				33,714
Other comprehensive income, net of tax:
Minimum pension liability adjustment					(1,837)	(1,837)			(1,837)

Other comprehensive income					(1,837)

Comprehensive income					31,877

Balance as of December 31, 2001	54,069	270	37,355	148,602		(1,837)	(7,748)	(106,202)	78,188
Exercise of stock options			3,308	(7,925)			885	18,218	13,601
Purchase of treasury stock							(2,174)	(44,451)	(44,451)
Issue treasury stock for employee incentive plan				(122)			48	968	846
Issue treasury stock for board of directors plan							3	37	37
2-for-1 stock split		270	(270)						—
Comprehensive income:
Net income for 2002				43,854	43,854				43,854
Other comprehensive income, net of tax:
Minimum pension liability adjustment					(3,051)	(3,051)			(3,051)

Other comprehensive income					(3,051)

Comprehensive income					$40,803

Balance as of December 31, 2002	54,069	$540	$40,393	$184,409		$(4,888)	(8,986)	$(131,430)	$89,024

(a)
The number of shares in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ITT EDUCATIONAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

(Dollar amounts in thousands, unless otherwise stated)

1.    Summary of Accounting Principles and Policies

        Business Activities.    We are a leading proprietary postsecondary education system in the United States, and we primarily offer career-focused, technical degree programs of study. At December 31, 2002, we operated 74 technical institutes throughout the United States. We maintain our corporate headquarters in Indianapolis, Indiana.

        Principles of Consolidation.    The consolidated financial statements include both our and our wholly-owned subsidiaries' accounts. All significant intercompany balances and transactions are eliminated in consolidation.

        Use of Estimates.    The preparation of these financial statements, in conformity with generally accepted accounting principles, includes estimates that are determined by our management. Actual results may differ from estimates used.

        Reclassifications.    Certain reclassifications have been made to conform to the 2002 presentation.

        Cash Equivalents and Marketable Debt Securities.    Marketable debt securities are classified as trading securities and have maturity dates in excess of 90 days at the time of purchase and are recorded at their market value. Debt securities with original maturity dates of less than 90 days are included in cash and cash equivalents and are recorded at cost, which approximates market value. The cost of securities sold is based on the first-in, first-out method.

        Investment income for the year ended December 31, 2002, 2001 and 2000 consists of:

	Year Ended December 31,
	2002	2001	2000
Net realized gains (losses) on the sale of trading securities	$(48)	$19	$(235)
Interest and dividend income, net	2,463	2,653	2,628
Change in net unrealized holding gain (loss)	269	36	314

	$2,684	$2,708	$2,707

        Property and Equipment.    We include all property and equipment in our financial statements at cost. Provisions for depreciation of property and equipment have generally been made using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Estimated, useful lives generally range from three to ten years for furniture and equipment, three to 14 years for leasehold improvements, 25 to 40 years for buildings and three to eight years for capitalized software. Maintenance, repairs and renewals not of a capital nature are expensed as incurred. Fully depreciated assets no longer in use are removed from both the asset and accumulated depreciation accounts in the year of their retirement. Any gains or losses on dispositions are credited or charged to income, as appropriate.

        Fair Value of Financial Instruments.    The carrying amounts reported in the balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other accrued liabilities and deferred revenue approximate fair value because of the immediate or short-term maturity of these financial instruments. Marketable debt securities are recorded at their market value.

        Recognition of Revenues.    Tuition revenues are recorded on a straight-line basis over the length of the applicable course. If a student discontinues training, the tuition revenue related to the remainder of that academic quarter is recorded with the amount of refund resulting from the application of federal, state or accreditation requirements or our refund policy recorded as an expense. On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as deferred revenue. Textbook sales and the related cost of the textbooks are recognized at the beginning of each academic quarter with respect to students who are attending courses in which textbooks are charged separately from tuition. For those students who are attending courses in which the cost of textbooks is included in the tuition, the cost of the textbooks is amortized on a straight-line basis over the applicable course length and the deferral of textbook costs is recorded in prepaids and other current assets. Academic fees, which are charged only one time to students on their first day of class attendance, are recognized as revenue on a straight-line basis over the average course length of 24 months. If a student discontinues training, all unrecognized revenue relating to his or her academic fee is recognized upon the student's departure.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). We began following the guidance provided by SAB 101 effective January 1, 2000 and recorded a cumulative effect of change in accounting of $4,477, less $1,701 of deferred taxes. In conformity with SAB 101, we changed the method by which we recognize the laboratory and admission processing fees charged to a student as revenue. Previously, the quarterly laboratory fee was recognized as revenue at the beginning of each academic quarter and the admission processing fee was recognized as revenue when we received the fee. As of January 1, 2000, admission processing and laboratory fees are recognized as revenue on a straight-line basis over the average course length of 24 months and deferred revenue is recorded for fees collected in excess of revenue recognized. If a student discontinues training, all unrecognized revenue relating to those fees is recognized upon the student's departure.

        We report 12 weeks of tuition revenue in each of our four fiscal quarters. We standardized the number of weeks of revenue reported in each fiscal quarter, because the timing of student breaks in a calendar quarter can fluctuate from quarter to quarter each year. The total number of weeks of school during each year is 48.

        Advertising Costs.    We expense all advertising costs as incurred.

        Direct Marketing Costs.    Direct costs incurred relating to the enrollment of new students are capitalized using the successful efforts method. Direct marketing costs include salaries and employee benefits of recruiting representatives and other direct costs less admission processing fees. Successful efforts is the ratio of students enrolled to prospective students interviewed. Direct marketing costs are amortized on an accelerated basis over the average course length of 24 months commencing on the class start date. Direct marketing costs on the balance sheet totaled $10,609 at December 31, 2002 and $10,520 at December 31, 2001, net of accumulated amortization of $10,484 at December 31, 2002 and $9,967 at December 31, 2001.

        Income Taxes.    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," we account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax bases and financial reporting bases of our assets and liabilities.

        Treasury Stock.    Our Board of Directors has authorized us to repurchase outstanding shares of our common stock in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The purpose of the stock repurchase program is to help us achieve our long-term goal of enhancing shareholder value. Treasury stock is accounted for under the last in, first out method.

        Earnings Per Common Share.    On May 10, 2002, we declared a two-for-one split of our common stock, effected on June 6, 2002 by payment of a stock divided to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002. Our earnings per share amounts and the number of shares in all prior periods have been restated to reflect this stock split.

        Earnings per common share for all periods have been calculated in conformity with SFAS No. 128, "Earnings Per Share." This data is based on historical net income and the average number of shares of our common stock outstanding during each period.

	Average shares outstanding for the year ended December 31,
	2002	2001	2000
	(in thousands)
Basic	45,736	47,208	48,036
Diluted	46,793	48,216	48,370

        The difference in the number of shares used to calculate basic and diluted earnings per share represents the average number of shares issued under our stock option plans less shares assumed to be purchased with proceeds from the exercise of those stock options.

2.    Financial Aid Programs

        We participate in various federal student financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended ("HEA"). Approximately 65% of our 2002 revenue, determined on a cash accounting basis as defined by the U.S. Department of Education ("ED") regulations, was indirectly derived from funds distributed under these programs.

        We participate in the Federal Perkins Loan ("Perkins") program and administer on behalf of the federal government a pool of Perkins student loans which aggregated $2,930 at December 31, 2002 and $4,601 at December 31, 2001. We have recorded in our financial statements only our aggregate mandatory contributions to this program, which aggregated $165 at December 31, 2002 and $301 at December 31, 2001. In order to cover potential losses related to funds committed by us under the Perkins program, we provided $165 at December 31, 2002 and $85 at December 31, 2001.

        We administer the Title IV Programs in separate accounts as required by government regulation. We are required to administer the funds in accordance with the requirements of the HEA and the

ED's regulations and must use due diligence in approving and disbursing funds and servicing loans. In the event we do not comply with federal requirements, or if student loan default rates rise to a level considered excessive by the federal government, we could lose our eligibility to participate in Title IV Programs or could be required to repay funds determined to have been improperly disbursed. Our management believes that we are in substantial compliance with the federal requirements.

3.    Restricted Cash

        We participate in the Electronic Funds Transfer ("EFT") program through the ED. All monies transferred to us via the EFT program are subject to certain holding period restrictions, generally from three to seven days, before they can be drawn into our cash account. These amounts are classified as restricted cash until they are applied to the students' accounts.

4.    Property and Equipment

        Fixed assets include the following:

	December 31,
	2002	2001
Furniture and equipment	$114,407	$105,087
Buildings	14,894	—
Leasehold improvements	10,495	9,667
Capitalized software	14,378	13,153
Land and land improvements	5,021	60
Construction in progress	55	—

	159,250	127,967
Less accumulated depreciation	(96,666)	(78,374)

	$62,584	$49,593

        Accumulated depreciation includes accumulated amortization of capitalized software of $4,427 at December 31, 2002 and $2,325 at December 31, 2001. Depreciation and amortization expense includes software amortization of $2,491 for the year ended December 31, 2002, $1,489 for the year ended December 31, 2001 and $677 for the year ended December 31, 2000.

5.    Taxes

        The provision for income taxes attributable to income before income taxes and cumulative effect of change in accounting principle includes the following:

	Year Ended December 31,
	2002	2001	2000
Current
Federal	$22,263	$16,104	$12,455
State	2,720	1,730	1,391

	24,983	17,834	13,846
Deferred
Federal	1,800	2,308	2,682
State	356	458	409

	2,156	2,766	3,091

	$27,139	$20,600	$16,937

        Deferred tax assets (liabilities) include the following:

	December 31,
	2002	2001	2000
Direct marketing costs	$(4,161)	$(4,127)	$(3,835)
Capitalized software	(3,903)	(4,247)	(2,716)
Deferral of book costs	(1,665)	(1,714)	—
Accrued pension	(1,849)	—	—

Total deferred tax liabilities	(11,578)	(10,088)	(6,551)

Deferred revenue	1,987	2,183	1,748
Depreciation	250	607	1,078
Minimum pension liability	3,153	1,184	—
Other	1,972	2,085	1,278

Total deferred tax assets	7,362	6,059	4,104

Net deferred tax assets (liabilities)	$(4,216)	$(4,029)	$(2,447)

        Differences between effective income tax rates and the statutory U.S. federal income tax rates are as follows:

	Year Ended December 31,
	2002	2001	2000
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.8%	2.6%	2.6%
Permanent differences and other	0.4%	0.3%	0.5%

Effective income tax rate	38.2%	37.9%	38.1%

        The tax benefit associated with the exercise of non-qualified stock options reduced taxes currently payable by $3,446 in 2002 and $2,291 in 2001, and was recorded as an increase to capital surplus.

6.    Retirement Plans

        Employee Pension Benefits.    Our ESI Pension Plan, a non-contributory defined benefit pension plan, commonly referred to as a cash balance plan, covers substantially all of our employees. This plan provides benefits based on an employee's annual earnings times an established percentage of pay determined by the employee's age and years of benefit service.

        Our ESI Excess Pension Plan, a non-qualified, unfunded retirement plan, covers a select group of our management. This plan provides for payment of those benefits at retirement that cannot be paid from the ESI Pension Plan due to federal statutory limits on the amount of benefits that can be paid and compensation that can be recognized under a tax-qualified retirement plan. The practical effect of the ESI Excess Pension Plan is to provide retirement benefits to all of our employees on a uniform basis.

        The following tables are based on an actuarial valuation date as of September 30 and amounts recognized in our consolidated financial statements as of December 31:

        Net periodic benefit cost for the plans:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Service cost	$5,209	$4,835	$4,316
Interest cost	1,309	923	531
Expected return on assets	(1,464)	(1,264)	(630)
Recognized net actuarial loss/(gain)	354	—	—
Amortization of prior service cost	(88)	—	—

Net periodic pension cost	$5,320	$4,494	$4,217

        Change in benefit obligation:

	Year Ended December 31, 2002	Year Ended December 31, 2001
Projected benefit obligation at beginning of period	$18,294	$12,165
Service cost	5,209	4,835
Actuarial loss	3,826	1,607
Interest cost	1,309	923
Plan amendments	—	(795)
Benefits paid	(1,024)	(441)

Projected benefit obligation at end of period	27,614	18,294
Fair value of plan assets	15,399	12,683

Funded status	(12,215)	(5,611)
Unrecognized net actuarial loss	11,437	4,993
Unrecognized prior service cost	(707)	(795)
Minimum pension liability adjustment	(8,041)	(3,021)

Accrued benefit cost	$(9,526)	$(4,434)

        Change in plan assets:

	Year Ended December 31, 2002	Year Ended December 31, 2001
Fair value of plan assets at beginning of year	$12,683	$10,211
Actual return on plan assets	(1,508)	(1,187)
Employer contributions	5,211	4,100
Benefits paid	(987)	(441)

Fair value of plan assets at end of year	$15,399	$12,683

        Weighted-average assumptions as of September 30, 2002, 2001 and 2000:

	2002	2001	2000
Discount rate at beginning of year	7.25%	7.75%	7.50%
Discount rate at end of year	6.50%	7.25%	7.75%
Expected return on plan assets	8.00%	9.00%	9.00%
Rate of compensation increase	4.50%	4.50%	4.50%

        Retirement Savings Plan.    Our ESI 401(k) Plan, a defined contribution plan, covers substantially all of our employees. Our contributions under this 401(k) plan are made in the form of shares of our common stock. A plan participant cannot redirect our contributions to other plan investment options until the participant reaches age 55.

        Our ESI Excess Savings Plan, a non-qualified, unfunded deferred compensation plan, covers a select group of our management. The plan provides for salary deferral of contributions that the participants are unable to make under the ESI 401(k) Plan and our contributions that cannot be paid under the ESI 401(k) Plan due to federal statutory limits on the amount that an employee can contribute under a defined contribution plan. The practical effect of the ESI Excess Savings Plan is to provide a savings plan to all of our employees on a uniform basis.

        The costs of providing the benefits under the ESI 401(k) Plan and ESI Excess Savings Plan (including certain administrative costs of the plans) were $2,734 for the year ended December 31, 2002, $2,572 for the year ended December 31, 2001, and $2,134 for the year ended December 31, 2000.

7.    Stock Option and Key Employee Incentive Plans

        We adopted and our stockholders approved the ITT Educational Services, Inc. 1994 Stock Option Plan ("1994 Plan") and the 1997 ITT Educational Services, Inc. Incentive Stock Plan ("1997 Plan"). We also established the 1999 Outside Directors Stock Option Plan ("1999 Stock Plan"), which provides for awards of non-qualified stock options to non-employee directors. We have adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in the financial statements for the Plans. We have elected, as permitted by the standard, to continue following the intrinsic value based method of accounting for stock options consistent with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the measurement date over the exercise price.

        Under the 1994 Plan, a maximum of 810,000 shares of our common stock may be issued upon exercise of options. Under the 1997 Plan, a maximum of 1.5% of our outstanding common shares may be issued each year commencing in 1997, with any unissued shares issuable in later years. Under the 1997 Plan, a maximum of 8,100,000 shares of our common stock may be issued upon exercise of options and pursuant to other forms of awards. Under the 1999 Stock Plan, a maximum of 500,000 shares of our common stock may be issued upon exercise of options and pursuant to other forms of awards. Under all Plans, the option price may not be less than 100% of the fair market value of our common stock on the date of grant. Under the 1994 Plan and 1997 Plan, the options vest and become exercisable in three equal annual installments commencing with the first anniversary of the grant. Under the 1999 Stock Plan, the options vest and become exercisable on the first anniversary of the grant, except that options issued during 1999 were immediately vested and exercisable. The options outstanding, granted, exercised and forfeited for the three year ended December 31, 2002 are as follows:

	2002		2001		2000
	# of Shares	Weighted Average Option Price	# of Shares	Weighted Average Option Price	# of Shares	Weighted Average Option Price
Outstanding at beginning of year	3,765,446	$10.38	3,422,000	$10.20	2,493,000	$11.63
Granted	938,000	17.98	1,091,000	10.09	1,007,000	6.79
Forfeited	(26,670)	13.08	(63,012)	9.05	(8,000)	10.84
Exercised	(885,361)	11.63	(684,542)	10.15	(70,000)	11.87

Outstanding at end of year	3,791,415	$11.95	3,765,446	$10.38	3,422,000	$10.20

	Exercise Price Range
	$2.22	$4.44-$5.97	$6.75-$9.72	$10.44-$15.45	$17.06-$25.15	Total
Options outstanding at end of year	180,000	135,000	1,489,747	551,168	1,435,500	3,791,415
Weighted average exercise price on options outstanding	$2.22	$5.46	$8.44	$11.16	$17.72	$11.95
Weighted average remaining contractual life	2.0 years	3.0 years	7.6 years	5.2 years	8.1 years	7.0 years
Options exercisable at end of year	180,000	135,000	616,976	543,498	538,996	2,014,470
Weighted average exercise price on exercisable options outstanding	$2.22	$5.46	$7.98	$11.10	$17.20	$10.61

        If compensation costs for the plans had been determined based on the fair value of the stock options at grant date consistent with SFAS No. 123, our compensation costs would have increased and our net income and earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been reduced to the proforma amounts indicated below:

	December 31,
	2002	2001	2000
Net income as reported	$43,854	$33,714	$24,709
Deduct: Total stock-based employee compensation expense determined under the fair value based method for stock options, net of tax	(3,601)	(3,048)	(2,715)

Proforma net income	$40,253	$30,666	$21,994

Earnings per share:
Basic as reported	0.96	0.71	0.51
Basic proforma	0.88	0.65	0.46
Diluted as reported	0.94	0.70	0.51
Diluted proforma	0.86	0.64	0.45

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the three years ended December 31, 2002:

	Year Ended December 31,
	2002	2001	2000
Risk free interest rates	4.4%	5.1%	6.6%
Expected lives (in years)	5	5	5
Volatility	56%	55%	47%
Dividend yield	None	None	None

        In January 2003, the Compensation Committee of our Board of Directors awarded additional stock options for 826,000 shares of our common stock. The effective date of this award was January 21, 2003 and the exercise price is $23.70.

8.    Commitments and Contingent Liabilities

        Lease Commitments.    We lease most of our facilities under operating lease agreements. A majority of the operating leases contain renewal options that can be exercised after the initial lease term. Renewal options are generally for periods of one to five years. All operating leases will expire over the next 14 years and we expect that leases will be renewed or replaced by other leases in the normal course of business or that we may purchase the facilities. There are no material restrictions imposed by the lease agreements, and we have not entered into any significant guarantees related to the leases. We are required to make additional payments under the operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period.

        Rent expense was $29,421 for the year ended December 31, 2002, $28,026 for the year ended December 31, 2001, and $26,445 for the year ended December 31, 2000.

        Future minimum rental payments required under our operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002 are as follows:

2003	$27,245
2004	27,379
2005	21,236
2006	17,210
2007	14,704
Later Years	40,899

$148,673

        Future minimum rental payments related to equipment leases are not significant.

        Contingent Liabilities.    We have entered into agreements with unaffiliated, private funding sources to provide loans to students. Some of these agreements require us to guarantee repayment of the student loans if the students fail to pay. Outstanding loans at December 31, 2002 aggregated $1,670 under these agreements.

        We are subject to litigation in the ordinary course of our business. When we are aware of a claim or potential claim, we assess the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, we record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, we disclose the claim in the notes to our financial statements if the likelihood of a potential loss is reasonably possible and the amount involved is material.

        Among the legal actions currently pending is United States ex rel. Dan Graves and Susan Newman v. ITT Educational Services, Inc., et al. This action is a qui tam action that was filed on November 5, 1999 in the United States District Court for the Southern District of Texas by two former employees ("relators") on behalf of themselves and the federal government (the "Qui Tam Action"). The Qui Tam Action alleges, among other things, violations of the False Claims Act, 31 U.S.C. § 3730, by us, one of our employees and our independent auditor in connection with how we compensated our sales representatives. The relators seek various forms of recovery on behalf of themselves and the federal government, including: (a) treble the amount of unspecified damages sustained by the federal government; (b) a civil penalty of up to $10,000 for each violation of the False Claims Act; (c) double back pay for Susan Newman; and (d) attorney's fees, costs and interest.

        A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam "relator") on behalf of the federal government for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice ("DOJ") decides whether to intervene in the litigation. Whenever a relator files a qui tam action, the DOJ typically initiates an investigation in order to determine whether to intervene in the litigation. If the DOJ intervenes, it has primary control over the litigation. If the DOJ declines to intervene, the relator may pursue the litigation on behalf of the federal government and, if successful, receives a portion of the federal government's recovery. On May 25, 2001, the DOJ declined to intervene in the Qui Tam Action. On March 31, 2002, the court dismissed all of the claims against all of the defendants for failure to allege facts sufficient to support their claims and gave the relators 20 days to file an amended complaint. The relators filed an amended complaint on April 22, 2002 against all of the defendants. We believe that we have meritorious defenses to the Qui Tam Action and, if the action proceeds, we intend to vigorously defend ourselves against the claims.

        The ED is currently investigating our method of compensation for employees involved in student recruitment. In August 2000, the ED advised us that, during the pendency of its investigation, it would not approve any application submitted by any ITT Technical Institute with respect to any change of ownership, additional location, certification of initial or continuing eligibility, or extension of course or program offerings (such as raising the level of programs offered at an institution). During December 2001 and January 2002, however, the ED recertified all of our ITT Technical Institute campus groups to participate in Title IV Programs. All of our campus groups were certified on a provisional basis to participate in Title IV Programs, because of the ED's pending investigation. The ED may withdraw an institution's provisional certification without advance notice, if the ED determines that the institution is not fulfilling all material requirements. The ED may also more closely review an institution that is provisionally certified, if it applies for approval to open a new location or makes some other significant change affecting its eligibility. Provisional certification does not otherwise limit an institution's access to Title IV Program funds. In addition, as part of the recertification, the ED approved (a) five ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at one of our campus groups. In the third quarter of 2002, the ED also approved (a) two ITT Technical Institutes as new additional locations of existing main campuses and (b) an increase in the level of program offerings from associate degree to bachelor degree at two of our campus groups.

        In the opinion of our management, based on the information currently available to them, the ultimate outcome of the pending ED investigation and legal and other claims should not have a material adverse effect on our financial condition, results of operations or cash flows.

FINANCIAL STATEMENT SCHEDULES

ITT EDUCATIONAL SERVICES, INC.
VALUATION AND QUALIFYING ACCOUNTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2002
(In thousands)

Description	Balance at Beginning of Period	Charged to Expenses	Write-offs	Balance at End of Period
Allowance for Doubtful Accounts:
Year Ended December 31, 2002	$2,216	$6,872	$(7,278)	$1,810
Year Ended December 31, 2001	$3,419	$8,576	$(9,779)	$2,216
Year Ended December 31, 2000	$2,972	$5,104	$(4,657)	$3,419
FFEL Reserve(1):
Year Ended December 31, 2002	$85	$80	$—	$165
Year Ended December 31, 2001	$1,016	$85	$(1,016)	$85
Year Ended December 31, 2000	$980	$36	$—	$1,016

(1)
Represents Federal Family Education Loan/Perkins Loan programs.

QUARTERLY RESULTS

ITT EDUCATIONAL SERVICES, INC.
QUARTERLY RESULTS
FOR 2002 AND 2001
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31	Year
2001
Revenues	$93,776	$98,464	$106,269	$112,042	$410,551
Cost and expenses	$86,678	$90,840	$92,418	$89,009	$358,945
Operating income	$7,098	$7,624	$13,851	$23,033	$51,606
Interest income, net	$623	$568	$946	$571	$2,708
Net income	$4,788	$5,078	$9,179	$14,669	$33,714
Earnings per share(a)
Basic	$0.10	$0.11	$0.19	$0.31	$0.71
Diluted	$0.10	$0.10	$0.19	$0.31	$0.70
2002
Revenues	$107,543	$110,830	$120,509	$126,064	$464,946
Cost and expenses	$97,663	$100,711	$101,672	$96,591	$396,637
Operating income	$9,880	$10,119	$18,837	$29,473	$68,309
Interest income, net	$487	$808	$755	$634	$2,684
Net income	$6,407	$6,753	$12,101	$18,593	$43,854
Earnings per share(a)
Basic	$0.14	$0.15	$0.26	$0.41	$0.96
Diluted	$0.14	$0.14	$0.26	$0.40	$0.94

(a)
Earnings per share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

DIRECTORS AND EXECUTIVE OFFICERS

        Rene R. Champagne, age 61, has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        Omer E. Waddles, age 43, has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Rand V. Araskog, age 71, served as chairman and chief executive officer of ITT Corporation, a Delaware corporation ("ITT Delaware"), from 1980 through November 1995. Mr. Araskog served as chairman and chief executive officer of ITT Corporation, a Nevada corporation ("ITT"), a hotel, gaming and entertainment company and a spin-off of ITT Delaware, from December 1995 until his retirement in February 1998. He also served as chairman of ITT Sheraton Corporation ("ITT Sheraton"), a hotel and gaming company and a subsidiary of ITT, and Caesar's World, Inc., a gaming company and a subsidiary of ITT, from December 1996 until his retirement in February 1998. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc. ("Old ITT") and Rayonier, Inc. Mr. Araskog has been a Director of ITT/ESI since April 1994.

        John E. Dean, age 52, is a founding partner of the law firm Dean Blakey, established June 2002. From July 1995 through May 2002, Mr. Dean was a partner at the Dean, Blakey & Moskowitz law firm. Since June 2002, Mr. Dean has also served as a principal of Washington Partners, LLC, a public affairs firm. Mr. Dean has been a Director of ITT/ESI since December 1994.

        James D. Fowler, Jr., age 58, served as senior vice president and director, human resources of Old ITT, an industrial, commercial machinery and equipment company, from November 2000 until his retirement in October 2002. Mr. Fowler served as president of Fowler & Associates, a consulting firm, from February 1996 through October 2000. He also served as president of the Executive Leadership Council and Foundation ("ELCF"), a non-profit, non-partisan charitable and educational organization, from February 2000 through October 2000 and executive director and administrator of the ELCF from October 1997 through January 2000. Mr. Fowler has been a Director of ITT/ESI since April 1994.

        Harris N. Miller, age 51, has served as president of the Information Technology Association of America, a trade association, since April 1995, and as president of the World Information Technology and Services Alliance, an association of trade associations, since April 1995. Mr. Miller has been a Director of ITT/ESI since July 1999.

        Daniel P. Weadock, age 63, has served as president of The International, a golf resort and conference center in Bolton, MA, since January 1999. He served as special assistant to the chairman of Starwood Hotels & Resorts Worldwide, Inc., a hotel and resort company, from March 1998 through December 1998. Mr. Weadock served as president and chief executive officer of ITT Sheraton from January 1995 through February 1998. He served as senior vice president of ITT from December 1995 through February 1998. Mr. Weadock has been a Director of ITT/ESI since April 1999.

        Vin Weber, age 50, has been a partner at Clark & Weinstock Inc., a management and public policy consulting firm, since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. and OneLink Communications, Inc. Mr. Weber has been a Director of ITT/ESI since December 1994.

        Clark D. Elwood, age 42, has served as Senior Vice President of ITT/ESI since December 1996, Secretary of ITT/ESI since October 1992 and General Counsel of ITT/ESI since May 1991.

        Martin A. Grossman, age 56, has served as Senior Vice President of ITT/ESI since July 2002 and Director of Marketing and Investor Relations of ITT/ESI since May 2002. He was self-employed as a consultant from October 2001 through April 2002. Mr. Grossman served as senior vice president of insurance products at Trilegiant Corp., a direct marketing company, from July 2001 through September 2001. He was self-employed as a consultant from August 2000 through June 2001. Mr. Grossman served as executive vice president for the U.S. Direct Marketing Group of Grolier Incorporated ("Grolier"), a publisher and direct marketing company, from August 1999 through July 2000. He also served as senior vice president of marketing for the U.S. Direct Marketing Group of Grolier from May 1997 through July 1999.

        Thomas W. Lauer, age 56, has served as Senior Vice President, Director of Operations of ITT/ESI since January 1993.

        Kevin M. Modany, age 36, has served as Chief Financial Officer of ITT/ESI since January 2003 and Senior Vice President of ITT/ESI since July 2002. From June 2002 through December 2002, he served as Director of Finance of ITT/ESI. Mr. Modany served as chief financial officer, chief operating officer and director of Cerebellum Software, Inc., a software development and professional services company, from October 2000 through May 2002. He also served as president and director of USA Clean, LLC, a distributor of products and chemicals for the textile care industry, from October 1998 through September 2000. Mr. Modany served as executive vice president, chief financial officer, director of finance and controller of Consolidated Products Systems, Inc., a food distribution and retail services merchandising company, from February 1995 through September 1998.

ITT EDUCATIONAL SERVICES, INC.
5975 CASTLE CREEK PARKWAY, N. DRIVE
P.O. BOX 50466
INDIANAPOLIS, IN 46250-0466

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Clark D. Elwood or Omer E. Waddles or Kevin M. Modany, as proxy, each with power to appoint his or her substitute and hereby authorizes each of them at the annual meeting of shareholders of ITT Educational Services, Inc. ("ITT/ESI") to be held at 9:00 a.m. on May 6, 2003 at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, and at any adjournments thereof to vote all shares of ITT/ESI common stock which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this proxy. The shares represented by this proxy will be voted as designated by you on the reverse side, or if no designation is made will be voted for proposal one. The proxy committee cannot vote your shares unless you sign and return this proxy.

SEE REVERSE SIDE	ITT EDUCATIONAL SERVICES, INC. P.O. Box 11170 NEW YORK, NY 10203-0170

— Detach Proxy Card Here —

☐	Please mark, sign, date and Return this proxy promptly using the enclosed envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

Directors recommend a vote FOR proposal one.

ONE: Election of Directors	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Director Nominees: Rand V. Araskog and Daniel P. Weadock.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

* Exceptions

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

To change your address, please mark this box ☐ To include any comments, please mark this box ☐
SCAN LINE
Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.
Date Share Owner Sign here Co-Owner sign here
/ / / / / /

QuickLinks

Table of Contents
PROXY STATEMENT
ELECTION OF DIRECTORS
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ADDITIONAL INFORMATION
  APPENDIX A
  APPENDIX B